UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 GREENPOWER MOTOR COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia	46-4023773
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

#240 - 209 Carrall Street
Vancouver, British Columbia V6B 2J2, Canada.

(Address of Principal Executive Offices)(Zip Code)

2016 Fixed Stock Option Plan

2019 Rolling Stock Option Plan

(Full title of the plan)

GKL Corporate/Search, Inc.

One Capitol Mall, Suite 660

Sacramento, California 95814

(Name and address of agent for service)

(910) 442-7652

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Clark Wilson LLP
Suite 900 - 885 West Georgia Street
Vancouver, British Columbia V6C 3H1, Canada
Telephone: (604) 687-5700
Attention: Virgil Z. Hlus

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Shares	634,215(2)	$13.36	$8,473,112.40	$785.46
Common Shares	1,783,858(3)	$13.36	$23,832,342.88	$2,209.26
Total	2,418,073		$32,305,455.28	$2,994.72

(1) An indeterminate number of additional common shares shall be issuable pursuant to Rule 416 under the Securities Act of 1933 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional common shares in accordance with Rule 416.

(2) Consists of (i) up to 196,787 common shares of our company that have been issued upon exercise of the stock options granted pursuant to our 2016 Fixed Stock Option Plan, which are included in the reoffer prospectus included in this registration statement on Form S-8, and (ii) up to 437,428 common shares of our company issuable upon exercise of the stock options granted pursuant to our 2016 Fixed Stock Option Plan.

(3) Consists of (i) up to 7,679 common shares of our company that have been issued upon exercise of the stock options granted pursuant to our 2019 Rolling Stock Option Plan, which are included in the reoffer prospectus included in this registration statement on Form S-8, and (ii) up to 1,776,179 common shares of our company issuable upon exercise of the stock options granted or to be granted pursuant to our 2019 Rolling Stock Option Plan.

(4) Estimated in accordance with Rule 457 (h) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices per share ($13.85 high and $12.87 low) for our common shares on November 29, 2021, as reported by the Nasdaq Capital Market.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 634,215 common shares of our company that are issuable or have been issued upon exercise of the stock options granted pursuant to our 2016 Fixed Stock Option Plan and an aggregate of 1,783,858 common shares of our company that are issuable or have been issued upon exercise of the stock options granted or to be granted pursuant to our 2019 Rolling Stock Option Plan.

The purpose of our 2016 Fixed Stock Option Plan and our 2019 Rolling Stock Option Plan is to advance the interests of our company by encouraging equity participation in our company through the acquisition of our common shares.

Under cover of this registration statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form F-3 under the Securities Act of 1933 (in accordance with Section C of the General Instructions to Form S-8). The reoffer prospectus may be used for reoffers and resales of up to an aggregate of 1,235,360 "restricted securities" and/or "control securities" (as such terms are defined in Form S-8) issued or issuable upon exercise of the stock options granted pursuant to our 2016 Fixed Stock Option Plan and our 2019 Rolling Stock Option Plan on a continuous or delayed basis in the future.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants of our 2016 Fixed Stock Option Plan or 2019 Rolling Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Reoffer Prospectus

1,235,360 Shares

GREENPOWER MOTOR COMPANY INC.

Common Shares
_________________________________

The selling shareholders identified in this reoffer prospectus may offer and sell up to 204,466 common shares issued upon exercise of stock options and up to an additional 1,030,894 common shares issuable upon exercise of stock options. We granted an aggregate of 598,219 of such stock options (of which 196,787 stock options have been exercised) to such selling shareholders pursuant to our 2016 Fixed Stock Option Plan and we granted an aggregate of 637,141 of such stock options (of which 7,679 stock options have been exercised) to such selling shareholders pursuant to our 2019 Rolling Stock Option Plan.

The selling shareholders may sell all or a portion of the shares being offered pursuant to this reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The selling shareholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

We will not receive any proceeds from the sale of the common shares by the selling shareholders. We may, however, receive proceeds upon exercise of the stock options by the selling shareholders. We will pay for expenses of this offering, except that the selling shareholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their common shares.

Our common shares are listed for trading on the Nasdaq Capital Market under the symbol "GP" and listed on the TSX Venture Exchange under the symbol "GPV".

_________________________________

Investing in our common shares involves risks. See "Risk Factors" beginning on page 8.

_________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________________

The date of this reoffer prospectus is November 30, 2021.

As used in this reoffer prospectus, the terms "we", "us", "our", the "Company" and "GreenPower" refer to GreenPower Motor Company Inc., a British Columbia corporation, and its wholly-owned subsidiaries, GP GreenPower Industries Inc., GreenPower Motor Company, Inc., 0939181 B.C. Ltd., San Joaquin Valley Equipment Leasing Inc., 0999314 B.C. Ltd. and Electric Vehicle Logistics Inc.. In this reoffer prospectus, the terms "dollar", "US$" or "$" refer to United States dollars and the term CDN$ or CAD$ refers to Canadian dollars.

Prospectus Summary

Our Business

We design, build and distribute a full suite of high-floor and low-floor all-electric medium and heavy-duty vehicles, including transit buses, school buses, shuttles, cargo van, and a cab and chassis. We employ a clean-sheet design to manufacture all-electric vehicles that are purpose built to be battery powered with zero emissions while integrating global suppliers for key components. This original equipment manufacturer ("OEM") platform allows our company to meet the specifications of various operators while providing standard parts for ease of maintenance and accessibility for warranty requirements.

We are an OEM of Class 4-8 commercial, heavy-duty bus vehicles for products ranging from a 25-foot Min-eBus to a 45-foot double decker bus. We utilize various contract manufacturers in Malaysia, Taiwan, Hong Kong and China for all of the major components with final assembly in Porterville, California.

We believe our battery-electric commercial vehicles offer fleet operators significant benefits, which include:

• low total cost-of-ownership vs. conventional gas or diesel-powered vehicles;

• lower maintenance costs;

• reduced fuel expenses;

• satisfaction of government mandates to move to zero-emission vehicles; and

• decreased vehicle emissions and reduction in carbon footprint.

We sell and lease our vehicles to customers directly and may sell our vehicles through distributors in certain markets..

The principal executive offices of our company are located at #240 - 209 Carrall Street, Vancouver, British Columbia V6B 2J2, Canada. Our telephone number is (604) 563-4144.

The Offering

The selling shareholders identified in this reoffer prospectus may offer and sell up to 204,466 common shares issued upon exercise of stock options and up to an additional 1,030,894 common shares issuable upon exercise of stock options. We granted an aggregate of 598,219 of such stock options (of which 196,787 stock options have been exercised) to such selling shareholders pursuant to our 2016 Fixed Stock Option Plan and we granted an aggregate of 637,141 of such stock options (of which 7,679 stock options have been exercised) to such selling shareholders pursuant to our 2019 Rolling Stock Option Plan.

The selling shareholders may sell all or a portion of the common shares being offered pursuant to this reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Number of Common Shares Outstanding

As of November 30, 2021, there were 22,212,860 common shares of our company issued and outstanding.

Use of Proceeds

We will not receive any proceeds from the sale of any common shares by the selling shareholders. We may, however, receive proceeds upon exercise of the stock options by the selling shareholders. If we receive proceeds upon exercise of these stock options, we intend to use these proceeds for working capital and general corporate purposes.

Risk Factors

An investment in our common shares involves a high degree of risk. The risks described below include material risks to our company or to investors purchasing common shares that are known to our company. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common shares could decline and you might lose all or part of your investment. When determining whether to buy our common shares, you should also refer to the other information contained in or incorporated by reference in this reoffer prospectus.

Risks Related to Our Business

The COVID-19 global pandemic has had and may continue to have, a material adverse impact on our business and financial condition

The Company faces risks from the COVID-19 global pandemic which has had, and may continue to have, a material adverse impact on our business and financial condition. While we have recently seen a gradual re-opening of the economy, and a resumption of travel and sales activity, this activity is not at the level it was prior to the pandemic and the future impact of the COVID-19 global pandemic is inherently uncertain, and may negatively impact the financial ability of our customers to purchase vehicles from us, of our suppliers' ability to deliver products used in the manufacture of our all-electric vehicles, in our employees' ability to manufacture our vehicles and to carry out their other duties in order to sustain our business, and in our ability to collect certain receivables owing to us, among other factors. These factors may continue to have a negative impact on our financial results, operations, outlook, goals, growth prospects, cash flows, liquidity and share price, and the potential timing, severity, and ultimate duration of any potential negative impacts is uncertain.

We have not reached profitability and currently have negative operating cash flows.

For the fiscal year ended March 31, 2021, we generated a loss of $(7,836,754), bringing our accumulated deficit to $(31,625,388). We have minimal revenues and expect significant increases in costs and expenses as we invest in expanding our production and operations. Even if we are successful in increasing revenues from sales of our products, we may be unable to achieve positive cash flow or profitability for a number of reasons, including but not limited to, an inability to control production costs, increases in our selling general and administrative expenses, and a reduction in our product sales price due to competitive or other factors. An inability to generate positive cash flow and profitability until we reach a sufficient level of sales with positive gross margins that cover operating expenses, or an inability to raise additional capital on reasonable terms, will adversely affect our viability as an operating business.

We operate in a capital-intensive industry and will require a significant amount of capital to continue operations.

If the revenue from the sale of our electric buses, if any, are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of equity or other securities, or the issuance of additional debt. Financing may not be available at terms that are acceptable to us, if at all.

Our ability to obtain the necessary financing for our business is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds we will have to significantly reduce our spending, delay or cancel our planned activities, or substantially change our current operations and plans in order to reduce our cost structure. Our competitors, many of which have raised or who have access to significant capital, may be able to compete more effectively in our markets given their access to capital, if our access to capital does not improve or is further limited. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers' preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.

We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in electric vehicle technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change we plan to upgrade or adapt our vehicles and introduce new models to continue to provide vehicles with the latest technology. However, our vehicles may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our vehicles at a competitive price. For example, we do not manufacture battery cells or drive motors which makes us dependent upon suppliers of these products for our vehicles.

The majority of our manufacturing is currently contracted out to third party manufacturers and we are dependent on these manufacturers to operate competitively

We currently contract out the majority of the manufacturing of our vehicles to third party manufacturers in Asia, with final assembly performed by our employees in North America. As a result, we are dependent on third party manufacturers to manufacture our vehicles according to our specifications and quality, at a competitive cost and within agreed upon timeframes. If our chosen manufacturing vendors are unable or unwilling to perform these functions then our financial results and reputation may suffer, which may prevent us from being able to continue as a going concern. In addition, we are subject to inherent risks involved in shipping our vehicles from these primary manufacturers to our facilities in North America. During the shipping process our vehicles are subject to theft, loss or damage due to a number of factors, some of which we may be unable to insure cost-effectively, if at all.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Others, including our competitors, may hold or obtain patents, copyrights, trademarks or other proprietary rights that could prevent, limit or interfere with our ability to make, use, develop, sell or market our products and services, which could make it more difficult for us to operate our business. From time to time, the holders of such intellectual property rights may assert their rights and urge us to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. We may consider the entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses could significantly increase our operating expenses. In addition, if we are determined to have infringed upon a third party's intellectual property rights, we may be required to cease making, selling or incorporating certain components or intellectual property into the goods and services we offer, to pay substantial damages and/or license royalties, to redesign our products and services, and/or to establish and maintain alternative branding for our products and services. In the event that we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success depends on the efforts, abilities and continued service of our executive officers and management. A number of these key employees have significant experience in the electric vehicle industry, and valuable relationships with our suppliers, customers, and other industry participants. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may be unable to locate and hire a suitable replacement. We have not obtained any "key person" insurance on any of our executives or managers.

We may in be involved in litigation or legal proceedings that are deemed to be material and may require recognition as a provision or a contingent liability on our financial statements.

We may in the future be involved in litigation or legal proceedings that are material and may require recognition as a provision or contingent liability on our financial statements. We have filed a civil claim against the prior CEO and Director of the Company in the Province of British Columbia, and the prior CEO and Director has filed a response with a counterclaim for wrongful dismissal in the Province of British Columbia and has also filed a claim for wrongful dismissal in the state of California. In addition, a company owned and controlled by a former employee who provided services to a subsidiary company of GreenPower until August 2013 filed a claim for breach of confidence against GreenPower in July 2020. In May 2021 we did not renew the dealership agreement with Creative Bus Sales ("CBS"), and CBS is disputing that it should have been renewed. In spite of this dispute, GreenPower continues to work on customer orders with CBS. We do not expect the outcome of either our claim, or the claims filed against us, to be material, and as of the date of this report the resolution of these claims, including the potential timing or financial impact of these claims is inherently uncertain.

We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results

We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws, regulations or requirements would have a material adverse effect on our company and its operating results.

Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles sold must comply with federal, state and provincial motor vehicle safety standards. In both Canada and the United States vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. In this regard, Canadian and U.S. motor vehicle safety standards are substantially the same. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by us to have our current or future electric vehicles satisfy motor vehicle standards would have a material adverse effect on our business and operating results.

If our vehicles fail to perform as expected, our ability to continue to develop, market and sell our electric vehicles could be harmed.

Our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our vehicles use technologically complex battery management software to operate. Given the inherent complexity of this software, it may contain defects and errors which would adversely impact the operation of our vehicles. While we have performed extensive testing of our vehicles, we currently have a limited frame of reference to evaluate the performance of our vehicles in the hands of our customers under a range of operating conditions.

We may not succeed in establishing, maintaining and strengthening the GreenPower brand, which would materially and adversely affect customer acceptance of our vehicles and components and our business, revenues and prospects.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the GreenPower brand. Any failure to develop, maintain and strengthen our brand may materially and adversely affect our ability to sell our planned electric vehicles. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to expand our customer base. Promoting and positioning our brand will depend significantly on our ability to provide high quality electric vehicles and maintenance and repair services, and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the GreenPower brand will also depend heavily on the success of our marketing efforts. To date we have limited experience with marketing activities as we have relied primarily on the internet, word of mouth and attendance at industry trade shows to promote our brand. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses. We operate in a competitive industry, and we may not be successful in building, maintaining and strengthening our brand. Many of our current and potential competitors, particularly automobile manufacturers headquartered in the United States, Japan and the European Union have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

We are dependent on our suppliers, many of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

Our products contain numerous purchased parts which we source globally directly from suppliers, many of which are single-source suppliers, although we attempt to qualify and obtain components from multiple sources whenever feasible. Any significant increases in our production may require us to procure additional components in a short amount of time, and in the past we have also replaced certain suppliers because of their failure to provide components that met our quality control standards or our timing requirements. Many of our suppliers have either temporarily suspended their operations or scaled back their operations in order to comply with government and regulatory orders and to protect the health of their employees due to the COVID-19 global pandemic. With the ongoing vaccination efforts economies are gradually re-opening and activity is beginning to recover, though not at the same level as prior to the pandemic. If any of our single source suppliers is unable to deliver components to us there is no assurance that we will be able to secure additional or alternate sources of supply for our components or develop our own replacements in a timely manner, if at all. If we encounter unexpected difficulties with key suppliers, and if we are unable to fill these needs from other suppliers, we could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting our products.

This limited, and in many cases single source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for production of our products. Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, and natural disasters could also affect our suppliers' ability to deliver components to us on a timely basis. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to product design changes and delays in product deliveries to our customers, which could hurt our relationships with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

Changes in our supply chain may lead to an increased cost for our products. We have also experienced cost increases from certain of our suppliers in order to meet our quality targets and timelines as well as due to our design changes, and we may experience similar cost increases in the future. Certain suppliers have sought to renegotiate the terms of supply arrangements. Additionally, we are negotiating with existing suppliers for cost reductions and are seeking new and less expensive suppliers for certain parts. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

There is no assurance that our suppliers will be able to sustainably and timely meet our cost, quality and volume needs. Furthermore, if the scale of our vehicle production increases, we will need to accurately forecast, purchase, warehouse and transport to our manufacturing facilities components at much higher volumes. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, or successfully manage our inventory to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

The reduction or elimination of government and economic incentives, funding approval or the delay in the timing of advancing funding that has been approved, in particular in the state of California, could have a material adverse effect on our business, financial condition, operating results and prospects.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives for electric vehicles may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

Our vehicles are eligible for vouchers from specific government programs, including the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project ("HVIP") from the California Air Resources Board ("CARB") in partnership with Calstart, and the Specialty-Use Vehicle Incentive Program funded by the Province of British Columbia, Canada. The ability for potential purchasers to receive funding from these programs is subject to the risk of the programs being funded by governments, and the risk of the delay in the timing of advancing funds to the specific programs. To the extent that program funding is not approved, or if the funding is approved but timing of advancing of funds is delayed, subject to cancellation, or otherwise uncertain, this could have a material adverse effect on our business, financial condition, operating results and prospects.

To date the vast majority of our electric vehicle sales have been in the state of California, in part due to subsidies and grants for electric vehicles and electric charging infrastructure available from the California state government. In some cases these grants or subsidies have covered the entire vehicle cost, and in many cases the grants or subsidies have reduced the net cost to our customers to a point that the vehicle is less expensive than purchasing a comparable diesel powered vehicle. The recent announcement from CARB that it is no longer accepting new applications to the HVIP program until new funding for the program is identified has negatively impacted new sales prospects for GreenPower buses in the state of California and any further reduction or elimination of the grants or incentives in the state of California would have a material negative impact on our business, financial condition, operating results and prospects.

If we fail to manage future growth effectively, we may not be able to market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We are expecting significant growth in sales, and are currently expanding our employees, facilities and infrastructure in order to accommodate this growth. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

  training new personnel;
  forecasting production and revenue;

  controlling expenses and investments in anticipation of expanded operations;
  establishing or expanding manufacturing, sales and service facilities;
  implementing and enhancing administrative infrastructure, systems and processes;
  addressing new markets; and
  establishing international operations.

We intend to continue to hire a number of additional personnel, including manufacturing personnel and service technicians for our electric vehicles. There is significant competition for individuals with experience manufacturing and servicing electric vehicles, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry for employees to belong to a union. Having a unionized workforce may result in higher employee costs and increased risk of work stoppages. Additionally, we are in the process of expanding our in-house manufacturing capabilities and increasing the number of employees in this area. If our employees engaged in manufacturing were to unionize, this may increase our future production costs and negatively impact our gross margins and financial results.

We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs within our business, or in one of our key suppliers, it could delay the manufacture and sale of our electric vehicles and have a material adverse effect on our business, prospects, operating results and financial condition.

We may become subject to product liability or warranty claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability or warranty claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our vehicles have only been operating for a short period of time. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business which would have a material adverse effect on our brand, business, prospects and operating results.

Global economic conditions could materially adversely impact demand for our products and services.

Our operations and performance depend significantly on economic conditions. The COVID-19 global pandemic and resulting government health regulations have resulted in significant reductions in global economic output and have negatively impacted global economic conditions. The ultimate impact and duration of current negative global economic conditions are highly uncertain. Uncertainty about global economic conditions could result in customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services and, accordingly, on our business, results of operations or financial condition.

The trade agreement with China includes tariffs on goods imported to the US from China, and these tariffs negatively impact our financial performance, financial position, and financial results

The United States and China signed a trade agreement in January 2020 after a trade war between the two countries that led to the implementation of tariffs on approximately $360 billion of Chinese imports to the United States. The trade agreement includes terms providing protection for intellectual property and includes a commitment from China to purchase goods and services from the United States, however the majority of the current tariffs on goods imported to the United States from China will remain in place under the trade agreement. GreenPower's buses include parts and components imported from China, and tariffs are applied to imports of these products to the United States. These tariffs have increased the cost of GreenPower's buses imported to the United States and have had and will continue to have a negative impact on our gross margins, profitability, financial performance and financial position. Any escalation of the tariffs on imported goods from China to the United States will cause further negative impacts to our gross margin, profitability, financial performance and financial position.

We rely on global shipping for our vehicles that are produced at contract manufacturers, and for certain parts and components sourced from our global network of suppliers. Over the past year the cost of shipping goods has increased and shipping availability has declined, and if these trends continue this may negatively impact our ability to deliver our vehicles to our customers on a timely basis, and increase our costs, which may negatively impact our financial results and ability to grow our business.

Shipping costs have grown significantly since the fall of 2020 due to a number of factors, including imbalances in global trade and countries locking down and opening up at different times. As well, while global demand for shipping has increased strongly over the past year, shipping supply has not, and is not expected to increase until 2023 when newbuild ships are expected to deliver. Furthermore, shipping has been delayed due to port congestion, port closures, and vessel delays.

We rely on global shipping for vehicles that we produce at contract manufacturers, and for certain parts and components sourced from our global network of suppliers. We have experienced an increase in shipping costs and have experienced delays of deliveries of parts and components from our global suppliers, and on vehicles arriving from our contract manufacturers. While these delays and cost increases are not currently at a level that they have caused a material disruption or negative impact to our profitability, these delays and costs may increase to a point that they may negatively impact our financial results and ability to grow our business.

Our line of credit contains covenant restrictions that may limit our ability to operate our business.

The terms of our line of credit contains, and future debt agreements we enter into may contain, covenant restrictions that limit our ability to operate our business, including restrictions on our ability to, among other things, incur additional debt or issue guarantees, create liens, and make certain dispositions of property or assets. As a result of these covenants, our ability to respond to changes in business and economic conditions and engage in beneficial transactions, including to obtain additional financing as needed, may be restricted. Furthermore, our failure to comply with our debt covenants could result in a default under our line of credit, which would permit the lender to demand repayment. If a demand is made for us to repay our line of credit, we may not have sufficient funds available to repay it.

The demand for commercial zero-emission electric vehicles depends, in part, on the continuation of current trends resulting from historical dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for electric vehicles, which could adversely affect our business, prospects, financial condition and operating results.

We believe that much of the present and projected demand for commercial zero-emission electric vehicles results from concerns about volatility in the cost of petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that poor air quality and climate change results in part from the burning of fossil fuels. If the cost of petroleum-based fuel decreased significantly, or the long-term supply of oil in the United States improved, the government may eliminate or modify its regulations or economic incentives related to fuel efficiency and alternative forms of energy. If there is a change in the perception that the burning of fossil fuels does not negatively impact the environment, the demand for commercial zero-emission electric vehicles could be reduced, and our business and revenue may be harmed. Diesel and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower diesel or other petroleum-based fuel prices over extended periods of time may lower the current perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If diesel or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for commercial electric vehicles may decrease, which could have an adverse effect on our business, prospects, financial condition and operating results.

We may be compelled to undertake product recalls.

Any product recall in the future may result in adverse publicity, damage to our brand and may adversely affect our business, prospects, operating results and financial condition. We may at various times, voluntarily or involuntarily, initiate a recall if any of our electric vehicle components prove to be defective. Such recalls, voluntary or involuntary, involve significant expense and diversion of management attention and other resources, which would adversely affect our brand image in our target markets and could adversely affect our business, prospects, financial condition and results of operations.

Security breaches and other disruptions to our information technology networks and systems could substantially interfere with our operations and could compromise the confidentiality of our proprietary information, notwithstanding the fact that no such breaches or disruptions have materially impacted us to date.

We rely upon information technology systems and networks, some of which are managed by third-parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including supply chain management, manufacturing, invoicing and collection of payments from our customers. Additionally, we collect and store sensitive data, including intellectual property, proprietary business information, the proprietary business information of our suppliers, as well as personally identifiable information of our employees, in data centers and on information technology systems. The secure operation of these information technology systems, and the processing and maintenance of this information, is critical to our business operations and strategy. Despite security measures and business continuity plans, our information technology systems and networks may be vulnerable to damage, disruptions or shutdowns due to attacks by hackers or breaches due to errors or malfeasance by employees, contractors and others who have access to our networks and systems, or other disruptions during the process of upgrading or replacing computer software or hardware, hardware failures, software errors, third-party service provider outages, power outages, computer viruses, telecommunication or utility failures or natural disasters or other catastrophic events. The occurrence of any of these events could compromise our systems and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations and reduce the competitive advantage we hope to derive from our investment in technology. Our insurance coverage may not be available or adequate to cover all the costs related to significant security attacks or disruptions resulting from such attacks.

Our electric vehicles make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have occasionally been observed to catch fire or vent smoke and flames. If such events occur in our electric vehicles, we could face liability associated with our warranty, for damage or injury, adverse publicity and a potential safety recall, any of which would adversely affect our business, prospects, financial condition and operating results.

The battery packs in our electric vehicles use lithium-ion cells, which have been used for years in laptop computers and cell phones. Highly publicized incidents of laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. These events also have raised questions about the suitability of these lithium-ion cells for automotive applications. There can be no assurance that a field failure of our battery packs will not occur, which would damage the vehicle or lead to personal injury or death and may subject us to lawsuits. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity could adversely affect our business, prospects, financial condition and operating results.

Risks Related to Our Company

It may be difficult for non-Canadian investors to obtain and enforce judgments against us because of our Canadian incorporation and presence.

We are a corporation existing under the laws of British Columbia, Canada. Some of our directors and officers, and the experts named in this prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. Consequently, although we have appointed an agent for service of process in the United States, it may be difficult for holders of our common shares who reside in the United States to effect service within the United States upon our directors and officers and experts who are not residents of the United States. It may also be difficult for holders of our common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Investors should not assume that Canadian courts (i) would enforce judgments of United States courts obtained in actions against us or our directors, officers or experts predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or (ii) would enforce, in original actions, liabilities against us or our directors, officers or experts predicated upon the United States federal securities laws or any such state securities or "blue sky" laws.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the "JOBS Act". For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of:

  the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the Securities and Exchange Commission or more);
  the last day of our fiscal year following the fifth anniversary of the completion of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act of 1933;
  the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non- convertible debt; or
  the date on which we are deemed to be a "large accelerated filer", as defined in Rule 12b-2 of the Securities Exchange Act of 1934.

We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

As a foreign private issuer, we are not subject to certain United States securities law disclosure requirements that apply to a domestic United States issuer, which may limit the information that would be publicly available to our shareholders.

As a foreign private issuer, we will be exempt from certain rules under the Securities Exchange Act of 1934 that impose disclosure requirements as well as procedural requirements for proxy solicitations under Section 14 of the Securities Exchange Act of 1934 if our common shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934. In addition, our officers, directors and principal shareholders will be exempt from the reporting and "short- swing" profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 if our common shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934. Moreover, we are not required to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as a company that files as a U.S. domestic issuer whose securities are registered under the Securities Exchange Act of 1934, nor are we generally required to comply with the Securities and Exchange Commission's Regulation FD, which restricts the selective disclosure of material non- public information. For as long as we are a "foreign private issuer" we intend to file our annual financial statements on Form 20-F and furnish our quarterly updates on Form 6-K to the Securities and Exchange Commission for so long as we are subject to the reporting requirements of Section 13(g) or 15(d) of the Securities Exchange Act of 1934. However, the information we file or furnish is not the same as the information that is required in annual and quarterly reports on Form 10-K or Form 10-Q for U.S. domestic issuers. Accordingly, there may be less information publicly available concerning us than there is for a company that files as a U.S. domestic issuer.

Our shareholders approved a shareholder rights plan which may be implemented by management and may impede a change in control

Our shareholders approved a shareholder rights plan which has not been implemented by management, but which, if implemented, may impede a change in control. The shareholder rights plan provides for the issuance of one right for each common share of the company outstanding, and the rights become separable and exercisable upon the receipt of a take-over bid or similar proposal other than those meeting certain conditions or those that are exempted by our board of directors. The potential for the rights becoming separable and exercisable may have the effect of impeding a change of control of the company.

Risks Related to Our Common Shares

Because we can issue additional common shares or preferred shares, our shareholders may experience dilution in the future.

We are authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. Our board of directors has the authority to cause us to issue additional common shares or preferred shares and to determine the special rights and restrictions of the shares of one or more series of our preferred shares, without consent of our shareholders. The issuance of any such securities may result in a reduction of the book value or market price of our common shares. Given the fact that we have not achieved profitability or generated positive cash flow historically, and we operate in a capital intensive industry with significant working capital requirements, we may be required to issue additional common equity or securities that are dilutive to existing common shares in the future in order to continue its operations. Our efforts to fund our intended business plan may result in dilution to existing shareholders. Further, any such issuances could result in a change of control or a reduction in the market price for our common shares.

The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares are quoted on Nasdaq and listed on the TSXV. Trading of shares on Nasdaq or TSXV is often characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects.

The price of our common shares has fluctuated significantly. This volatility could depress the market price of our common shares for reasons unrelated to operating performance. The market price of our common shares could decline due to the impact of any of the following factors upon the market price of our common shares:

• sales or potential sales of substantial amounts of our common shares;

• announcements about us or about our competitors;

• litigation and other developments relating to our company or those of our suppliers or our competitors;

• conditions in the automobile industry;

• governmental regulation and legislation;

• variations in our anticipated or actual operating results;

• change in securities analysts' estimates of our performance, or our failure to meet analysts' expectations;

• change in general economic conditions or trends;

• changes in capital market conditions or in the level of interest rates;

• and investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market price of common shares of vehicle companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common shares, regardless of our actual operating performance.

A prolonged and substantial decline in the price of our common shares could affect our ability to raise further working capital, thereby adversely impacting our ability to continue operations.

A prolonged and substantial decline in the price of our common shares could result in a reduction in the liquidity of our common shares and a reduction in our ability to raise capital. Because we plan to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common shares could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our shares. If we are unable to raise the funds we require for all our planned operations and to meet our existing and future financial obligations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may go out of business.

Because we do not intend to pay any cash dividends on our common shares in the near future, our shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common shares in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them.

We may be classified as a "passive foreign investment company," which may have adverse U.S. federal income tax consequences for U.S. shareholders.

Generally, for any taxable year in which 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets (which may be determined in part by the market value of our common shares, which is subject to change) are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes. Our status as a PFIC is a fact-intensive determination made on an annual basis, and we cannot provide any assurance regarding our PFIC status for the taxable year ending March 31, 2021 or for future taxable years.

If we are a PFIC for any year during a non-corporate U.S. shareholder's holding period of our common shares, then such non-corporate U.S. shareholder generally will be required to treat any gain realized upon a disposition of our common shares, or any so-called "excess distribution" received on our common shares, as ordinary income, rather than as capital gain, and the preferential tax rate applicable to dividends received on our common shares would not be available. Interest charges would also be added to the taxes on gains and distributions realized by all U.S. holders.

A U.S. shareholder may avoid these adverse tax consequences by making a timely and effective "qualified electing fund" election ("QEF election"). A U.S. shareholder who makes a QEF election generally must report, on a current basis, its share of our ordinary earnings and net capital gains, whether or not we distribute any amounts to our shareholders. The QEF election is available only if our company characterized as a PFIC provides a U.S. shareholder with certain information regarding its earnings and capital gains as required under applicable U.S. Treasury regulations. In the event we become a PFIC, U.S. Holders should be aware that we might not satisfy the recordkeeping requirements that apply to a QEF or supply U.S. Holders with information such U.S. Holders require to report under the QEF rules in the event that our company is a PFIC for any tax year.

A U.S. shareholder may also mitigate the adverse tax consequences by timely making a mark-to-market election. A U.S. shareholder who makes the mark-to- market election generally must include as ordinary income each year the increase in the fair market value of the common shares and deduct from gross income the decrease in the value of such shares during each of its taxable years. A mark-to-market election may be made and maintained only if our common shares are regularly traded on a qualified exchange, including Nasdaq. Whether our common shares are regularly traded on a qualified exchange is an annual determination based on facts that, in part, are beyond our control. Accordingly, a U.S. shareholder might not be eligible to make a mark-to-market election to mitigate the adverse tax consequences if we are characterized as a PFIC.

Each U.S. shareholder should consult their own tax advisors with respect to the possibility of making these elections and the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares. In addition, our PFIC status may deter certain U.S. investors from purchasing our common shares, which could have an adverse impact on the market price of our common shares.

Forward-Looking Statements

This reoffer prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "intend", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled "Risk Factors", uncertainties and other factors, which may cause our company's or our industry's actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Capitalization and Indebtedness

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. As of November 30, 2021, we had 22,212,860 common shares issued and outstanding and no preferred shares issued and outstanding.

The table below sets forth our total indebtedness and shows the capitalization of our company as of September 30, 2021 on an actual basis and on an as adjusted basis to give effect to the issuance of 1,030,894 common shares issuable upon exercise of outstanding stock options by the selling shareholders.

As at September 30, 2021

	Actual	As Adjusted(1)

Liabilities
Promissory note payable	$316,702	$316,702
Lease liabilities	246,775	246,775

Equity (deficit)
Share capital	$66,268,432	$80,283,933
Reserves	7,148,686	3,364,907
Accumulated other comprehensive loss	(115,899)	(115,889)
Accumulated deficit	(36,600,299)	(37,934,667)
Total capitalization	$37,264,397	$46,161,751

 The information above is illustrative only.

Notes:

(1) The As Adjusted column gives effect to the issuance of 1,030,894 common shares issuable upon exercise of the stock options by the selling shareholders. The holders of the stock options are not obligated to exercise the stock options for the purchase of our common shares, and as a result, there can be no assurance that the holders will exercise any of the stock options.

The Offering

The selling shareholders identified in this reoffer prospectus may offer and sell up to 204,466 common shares issued upon exercise of stock options and up to an additional 1,030,894 common shares issuable upon exercise of stock options. We granted an aggregate of 598,219 of such stock options (of which 196,787 stock options have been exercised) to such selling shareholders pursuant to our 2016 Fixed Stock Option Plan and we granted an aggregate of 637,141 of such stock options (of which 7,679 stock options have been exercised) to such selling shareholders pursuant to our 2019 Rolling Stock Option Plan.

Determination of Offering Price

The selling shareholders may sell all or a portion of the shares being offered pursuant to this reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds

We will not receive any proceeds from the sale of the common shares by the selling shareholders. We may, however, receive proceeds upon exercise of the stock options granted to the selling shareholders. If we receive proceeds upon exercise of stock options, we intend to use these proceeds for working capital and general corporate purposes.

Markets

Our common shares are listed for trading on the Nasdaq Capital Market under the symbol "GP" and listed on the TSX Venture Exchange under the symbol "GPV".

Our common shares are in registered form and the transfer of our common shares is managed by our transfer agent, Computershare Investor Services Inc., located at 3rd Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9, Canada (Tel: (604) 661-9400; Fax: (604) 661-9549).

Selling Shareholders

The selling shareholders may offer and sell, from time to time, any or all of shares of our common stock that have been issued or are issuable upon exercise of the stock options granted pursuant to our 2016 Fixed Stock Option Plan or our 2019 Rolling Stock Option Plan.

The following table provides (i) the name and address of each selling shareholder, (ii) the nature of any position, office or other material relationship that the selling shareholder has had within the past three years with our company, (iii) the number of common shares being offered by each selling shareholder and the percentage of outstanding common shares, and (iv) the number of common shares owned by the selling shareholder before and immediately after the offering and the percentage of outstanding common shares. The selling shareholders are not obligated to sell the common shares offered in this reoffer prospectus and may choose not to sell any of the common shares or only a part of the common shares that they receive.

The information provided in the following table with respect to the selling shareholders has been obtained from each of the selling shareholders. Because the selling shareholders may offer and sell all or only some portion of the common shares being offered pursuant to this reoffer prospectus, the numbers in the table below representing the amount and percentage of these common shares that will be held by the selling shareholders upon termination of the offering are only estimates based on the assumption that each selling shareholder will sell all of his or her common shares being offered in the offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which he or she provided the information regarding the common shares beneficially owned by them, all or some portion of the common shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer. We may require the selling shareholders to suspend the sales of the common shares being offered pursuant to this reoffer prospectus upon the occurrence of any event that makes any statement in this reoffer prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Shareholder	Common Shares Owned by Selling Shareholder before the Offering(1)		Common Shares Offered in the Offering		Common Shares to Be Owned by Selling Shareholder after the Offering(1)
	# of Common Shares	% of Class (1)(2)	# of Common Shares	% of Class(2)	# of Common Shares(3)	% of Class(1)(2)
Fraser Atkinson(4)(5)	2,978,977(6)	13.1%	282,857(7)	1.2%	2,696,120	11.8%
Brendan Riley(8)(9)	236,315(10)	1.1%	235,715(11)	1.1%	600	*
Michael Sieffert(12)(13)	200,987(14)	*	178,571(15)	*	22,416	*
Mark Achtemichuk(16)(17)	163,864(18)	*	111,072(19)	*	52,792	*
Malcolm Clay(20)(21)	661,986(22)	3.0%	155,001(23)	*	506,985	2.3%
Cathy McLay(24)(25)	57,572(26)	*	47,857(27)	*	9,715	*
David Richardson(28)(29)	2,920,954(30)	12.9%	134,286(31)	*	2,786,668	12.3%
Ryne Shetterly(32)(33)	52,143(34)	*	52,143(34)	*	Nil	*
Yanyan Zhang(35)(36)	36,446(37)	*	36,429(38)	*	17	*
Ryan Hartounian(39)(40)	16,858(41)	*	1,429(42)	*	15,429	*
Total			1,235,360

Notes

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to our common shares. Common shares subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not counted as outstanding for computing the percentage of any other person. We believe that the selling shareholders have sole voting and investment powers over their shares.

(2)	Based on 22,212,860 common shares issued and outstanding as of November 30, 2021.

(3)	We have assumed that the selling shareholders will sell all of the common shares being offered in this offering.

(4)

Fraser Atkinson has been a director and Executive Chairman of our company since February 2011, and was the Chief Executive Officer of our company between February 2011 and December 2014 and has been the Chief Executive Officer of our company since June 2019.

(5)	Fraser Atkinson's address is Suite 240 - 209 Carrall Street, Vancouver, British Columbia, Canada V6B 2J2.

(6)

Consists of 2,378,978 common shares, 257,142 common shares of our company issuable on the exercise of stock options, and 342,857 common shares of our company issuable on the exercise of warrants. The common shares are comprised of: 1,143,766 common shares held directly, including 25,715 common shares issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan, 804,854 common shares held indirectly through Koko Financial Services Inc,, a private company owned by Mr. Atkinson, 28,571 common shares held indirectly through the Atkinson Family Trust, 35,716 common shares held indirectly in trust accounts for two family members, and 366,071 common shares held indirectly through KFS Capital LLC, a private company owned by Mr. Atkinson. The stock options are comprised of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until February 2, 2022, 85,713 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until May 26, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until May 4, 2023, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at  CDN$3.50 per share until February 12, 2024, 28,571 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 100,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until November 19, 2025. Mr. Atkinson also owns, indirectly through KFS Capital LLC, 342,857 warrants exercisable at CDN$4.20 per share until March 14, 2022.

(7)

Consists of 25,715 common shares of our company issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan and 257,142 common shares of our company issuable on the exercise of stock options. The stock options are comprised of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until February 2, 2022, 85,713 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until May 26, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at  CDN$3.50 per share until May 4, 2023, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until February 12, 2024, 28,571 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 100,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until November 19, 2025.

(8)	Brendan Riley has been a director of our company since July 2019 and has been the President of our company since October 2016.

(9)	Brendan Riley's address is 8885 Haven Avenue, Suite 150, Rancho Cucamonga, California 91730.

(10)

Consists of 72,029 common shares of our company and 164,286 common shares of our company issuable upon exercise of stock options. The common shares are held directly and include 71,429 common shares issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan. The stock options are comprised of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.15 per share until December 18, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until February 12, 2024, 35,714 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 100,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until November 19, 2025.

(11)

Consists of 71,429 common shares of our company issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan and 164,286 common shares of our company issuable upon exercise of stock options. The stock options are comprised of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.15 per share until December 18, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until February 12, 2024, 35,714 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 100,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until November 19, 2025.

(12)	Michael Sieffert has been the Chief Financial Officer and Secretary of our company since December 2018.

(13)	Michael Sieffert's address is Suite 240 - 209 Carrall Street, Vancouver, British Columbia V6B 2J2, Canada.

(14)

Consists of 22,416 common shares of our company and 178,571 common shares of our company issuable upon exercise of stock options. The common shares include 11,427 common shares held directly, 8,989 common shares held indirectly in a TFSA, and 2,000 shares held indirectly in a spousal RSP. The stock options are comprised of: 50,000 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.01 per share until November 30, 2023, 28,571 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 100,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until November 19, 2025.

(15)

Consists of 178,571 common shares of our company issuable upon exercise of stock options. The stock options are comprised of: 50,000 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.01 per share until November 30, 2023, 28,571 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 100,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until November 19, 2025.

(16)	Mark Achtemichuk has been a director of our company since February 2011 and was the Chief Financial Officer and Secretary of our company between February 2011 and December 2018.

(17)	Mark Achtemichuk's address is Suite 240 - 209 Carrall Street, Vancouver, British Columbia V6B 2J2, Canada.

(18)

Consists of 67,792 common shares of our company and 96,072 common shares of our company issuable upon exercise of stock options. The common shares include 15,000 common shares issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan that are held directly, 43,219 common shares held directly, 3,696 common shares held indirectly in a TFSA, 2,600 common shares held indirectly in an RSP, and 3,277 shares held indirectly in an RESP. The stock options are comprised of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until February 2, 2022, 5,357 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until May 26, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until May 4, 2023, 14,286 stock options granted under the 2016 Fixed Stock Option exercisable at CDN$3.50 per share until February 12, 2024, 42,857 stock options granted under the 2019 Rolling Stock Option Plan exercisable at  CDN$2.59 per share until January 30, 2025, and 5,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until December 4, 2025.

(19)

Consists of 15,000 common shares of our company issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan and 96,072 common shares of our company issuable upon exercise of stock options. The stock options are comprised of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until February 2, 2022, 5,357 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until May 26, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until May 4, 2023, 14,286 stock options granted under the 2016 Fixed Stock Option exercisable at CDN$3.50 per share until February 12, 2024, 42,857 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 5,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until December 4, 2025.

(20)	Malcolm Clay has been a director of our company since February 2011.

(21)	Malcolm Clay's address is Suite 240 - 209 Carrall Street, Vancouver, British Columbia V6B 2J2, Canada.

(22)

Consists of 528,414 common shares of our company and 133,572 common shares of our company issuable upon exercise of stock options. The common shares include 21,429 common shares issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan that are held directly, 507,419 common shares held directly, 17,070 common shares held indirectly in an RRIF, and 3,925 common shares held indirectly in a TFSA. The stock options are comprised of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until February 2, 2022, 57,143 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until May 26, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until May 4, 2023, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until February 12, 2024, 28,571 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 5,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until December 4, 2025.

(23)

Consists of 21,429 common shares of our company issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan and 133,572 common shares of our company issuable upon exercise of stock options. The stock options are comprised of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until February 2, 2022, 57,143 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until May 26, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until May 4, 2023, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until February 12, 2024, 28,571 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 5,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until December 4, 2025.

(24)	Cathy Mclay has been a director of our company since January 2020.

(25)	Cathy Mclay's address is Suite 240 - 209 Carrall Street, Vancouver, British Columbia V6B 2J2, Canada.

(26)

Consists of 9,715 common shares of our company and 47,857 common shares of our company issuable upon exercise of stock options. The stock options are comprised of: 42,857 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 5,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until December 4, 2025.

(27)

Consists of 47,857 common shares of our company issuable upon exercise of stock options. The stock options are comprised of: 42,857 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 5,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until December 4, 2025.

(28)	David Richardson has been a director of our company since March 2015.

(29)	David Richardson's address is Suite 240 - 209 Carrall Street, Vancouver, British Columbia V6B 2J2, Canada.

(30)

Consists of 2,501,668 common shares of our company, 76,429 common shares of our company issuable on the exercise of stock options, and 342,857 common shares of our company issuable on the exercise of warrants. The common shares are comprised of: 86,428 common shares held directly, including 57,857 common shares issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan, and 2,415,240 common shares held indirectly through Countryman Investments Ltd., a private company owned by Mr. Richardson. The stock options comprise of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until February 2, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until May 4, 2023, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until February 12, 2024, 28,571 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 5,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until December 4, 2025. Mr. Richardson also owns, indirectly through Countryman Investments Ltd., a private company owned by Mr. Richardson, 342,857 warrants exercisable at CDN$4.20 per share until March 14, 2022.

(31)

Consists of 57,857 common shares of our company issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan and 76,429 common shares of our company issuable on the exercise of stock options. The stock options comprise of: 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$5.25 per share until February 2, 2022, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until May 4, 2023, 14,286 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until February 12, 2024, 28,571 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, and 5,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at $20.00 per share until December 4, 2025.

(32)	Ryne Shetterly has been our Vice President of Sales and Marketing since December of 2017.

(33)	Ryne Shetterly's address is 8885 Haven Avenue, Suite 150, Rancho Cucamonga, California 91730.

(34)

Consists of 5,357 common shares of our company issued from the exercise of stock options granted under the 2016 Fixed Stock Option Plan, 6,250 common shares of our company issued from the exercise of stock options granted under the 2019 Rolling Stock Option Plan and 40,536 common shares of our company issuable on the exercise of stock options. The stock options are comprised of: 1,786 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until May 4, 2023, 13,393 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, 5,357 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$4.90 per share until July 3, 2025, and 20,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$19.26 per share until May 18, 2026.

(35)	Yanyan Zhang is currently our Vice president of Program Management and she joined our company in March 2017.

(36)	Yanyan Zhang's address is 8885 Haven Avenue, Suite 150, Rancho Cucamonga, California 91730.

(37)

Consists of 17 common shares of our company and 36,429 common shares of our company issuable upon exercise of stock options. The stock options are comprised of: 1,429 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until February 12, 2024, 14,286 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, 5,714 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$4.90 per share until July 3, 2025, and 15,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$19.26 per share until May 18, 2026.

(38)

Consists of 36,429 common shares of our company issuable upon exercise of stock options. The stock options are comprised of: 1,429 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until February 12, 2024, 14,286 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, 5,714 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$4.90 per share until July 3, 2025, and 15,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$19.26 per share until May 18, 2026.

(39)	Ryan Hartounian is our Engineering Manager and he joined our company in April 2018.

(40)	Ryan Hartounian's address is 8885 Haven Avenue, Suite 150, Rancho Cucamonga, California 91730.

(41)

Consists of 1,429 common shares of our company issued from the exercise of stock options granted under the 2019 Rolling Stock Option Plan and 15,429 common shares of our company issuable upon exercise of stock options. The stock options are comprised of: 1,429 stock options granted under the 2016 Fixed Stock Option Plan exercisable at CDN$3.50 per share until May 4, 2023, 4,286 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$2.59 per share until January 30, 2025, 5,714 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$4.90 per share until July 3, 2025, and 4,000 stock options granted under the 2019 Rolling Stock Option Plan exercisable at CDN$19.26 per share until May 18, 2026.

(42)	Consists of 1,429 common shares of our company issued from the exercise of stock options granted under the 2019 Rolling Stock Option Plan.

Plan of Distribution

The selling shareholders may, from time to time, sell all or a portion of our common shares on any market upon which our common shares may be listed or quoted (currently the Nasdaq Capital Market and the TSX Venture Exchange), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The common shares being offered for resale pursuant to this reoffer prospectus may be sold by the selling shareholders by one or more of the following methods, without limitation:

1.	block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this reoffer prospectus;

3.	an exchange distribution in accordance with the rules of the applicable exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions;

6.	market sales (both long and short to the extent permitted under the federal securities laws);

7.	at the market to or through market makers or into an existing market for the shares;

8.	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

9.	a combination of any aforementioned methods of sale; and

10.	Any other method permitted pursuant to applicable law.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of our common shares at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholder if such broker-dealer is unable to sell the shares on behalf of the selling shareholder. Broker-dealers who acquire our common shares as principal may thereafter resell our common shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resale, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of our common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of our common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, any of the selling shareholders may pledge our common shares pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling shareholder, his or her broker may offer and sell the pledged common shares from time to time. Upon a sale of our common shares, we believe that the selling shareholders will satisfy the prospectus delivery requirements under the Securities Act of 1933. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any of the selling shareholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to the registration statement of which this reoffer prospectus forms a part will be filed disclosing the name of any broker-dealers, the number of our common shares involved, the price at which our common shares is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this reoffer prospectus and other facts material to the transaction.

We and the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling shareholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of our common shares.

All expenses for this reoffer prospectus and related registration statement including legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of our common shares will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

Any common shares being offered pursuant to this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling shareholders.

Experts and Counsel

Our consolidated statements of financial position as of March 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in equity (deficit) and cash flows for the years ended March 31, 2021, 2020 and 2019 have been incorporated by reference into this reoffer prospectus from our annual report for the year ended March 31, 2021 filed with the  the Securities and Exchange Commission on June 29, 2021 in reliance on the report of Crowe MacKay LLP, an independent registered public accounting firm, which has also been incorporated by reference in this reoffer prospectus, given on the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of Suite 900 - 885 West Georgia Street, Vancouver, British Columbia V6C 3H1, Canada has provided an opinion on the validity of the common shares being offered pursuant to this reoffer prospectus.

Interest of Named Experts and Counsel

No expert or counsel named in this reoffer prospectus was employed on a contingent basis, owns an amount of shares in our company or its subsidiaries which is material to that expert or counsel, or has a material, direct or indirect economic interest in our company or that depends on the success of this offering.

Expenses Relating to This Offering

The following table sets forth the expenses incurred by us in connection with the issuance and distribution of our common shares covered by this reoffer prospectus. The selling shareholders will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling shareholders' legal counsels applicable to the sale of their shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$2,995

Accounting fees and expenses	$5,000

Legal fees and expenses	$15,000

Transfer agent and registrar fees	$2,000

Miscellaneous expenses	$2,000

Total	$26,995

Share Capital

We are authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. On August 28, 2020 we completed a consolidation of our common shares on the basis of seven pre-consolidation common shares for one post-consolidation common shares. All references to share and per share amounts in this reoffer prospectus have been retroactively restated to give effect to this share consolidation unless otherwise stated.

On September 30, 2021, we had 22,096,789 common shares outstanding and nil preferred shares outstanding. On November 30, 2021, we had 22,212,860 common shares outstanding and nil preferred shares outstanding. All of our common shares issued and outstanding were fully paid and non-assessable.  There are no shares not representing capital. Our company or subsidiaries do not own any shares of our company.

On April 1, 2020 we had 15,486,750 common shares issued and outstanding.  During the year ended March 31, 2021 we issued a total of 5,405,810 common shares so that we had 20,892,560 common shares issued and outstanding as at March 31, 2021.

More than 10% of our capital has not been paid for with assets other than cash within the past five years.

Warrants

As at September 30, 2021, we had the following outstanding warrants to purchase our common shares:

Expiry Date	Exercise Price	Number
October 12, 2021	CDN$3.50	44,642
March 14, 2022	CDN$4.20	685,714
Total Outstanding		730,356

As at November 30, 2021, we had the following outstanding warrants to purchase our common shares:

Expiry Date	Exercise Price	Number
March 14, 2022	CDN$4.20	685,714
Total Outstanding		685,714

Stock Options

As at September 30, 2021, we had the following outstanding stock options to purchase our common shares:

Expiry Date	Exercise Price	Number
October 27, 2021	CDN $4.34	71,429
February 2, 2022	CDN $5.25	65,286
May 26, 2022	CDN $5.25	148,214
December 18, 2022	CDN $3.15	25,000
May 4, 2023	CDN $3.50	70,357
November 30, 2023	CDN $3.01	50,000
February 12, 2024	CDN $3.50	78,571
January 30, 2022	CDN $2.59	17,857
January 30, 2025	CDN $2.59	309,822
July 3, 2025	CDN $4.90	48,929
November 19, 2025	USD $20.00	300,000
December 4, 2025	USD $20.00	20,000
May 18, 2026	CDN $19.26	167,400
Total Outstanding		1,372,865

As at November 30, 2021, we had the following outstanding stock options to purchase our common shares:

Expiry Date	Exercise Price	Number
February 2, 2022	CDN $5.25	65,286
May 26, 2022	CDN $5.25	148,214
December 18, 2022	CDN $3.15	25,000
May 4, 2023	CDN $3.50	70,357
November 30, 2023	CDN $3.01	50,000
February 12, 2024	CDN $3.50	78,571
January 30, 2022	CDN $2.59	17,857
January 30, 2025	CDN $2.59	309,822
July 3, 2025	CDN $4.90	48,215
November 19, 2025	USD $20.00	300,000
December 4, 2025	USD $20.00	20,000
May 18, 2026	CDN $19.26	156,150
Total Outstanding		1,289,472

Other Convertible Obligations or Other Outstanding Equity-Linked Securities, or Subscription Rights

We do not have any other convertible obligations or other outstanding equity-linked securities or subscription rights.

Issuances of Common Shares

During the last three years, we have issued the following securities:

On October 12, 2021 we issued 71,429 common shares pursuant to the exercise of 71,429 incentive stock options at a price of CDN$4.34 per share, for gross proceeds of CDN $310,002.

During October 2021 we issued 44,642 common shares pursuant to the exercise of 44,642 warrants at a price of CDN $3.50 per share, for gross proceeds of CDN $156,247.

During the three months ended September 30, 2021 we issued 8,929 common shares upon exercise of stock options at a weighted average exercise price of CDN $4.44 per share for gross proceeds of CDN $39,626.

During the three months ended September 30, 2021 we issued 500,000 common shares pursuant to the exercise of 500,000 warrants at an exercise price of CDN $3.50 per share for gross proceeds of CDN $1,750,000.

During the three months ended September 30, 2021 we issued 66,729 common shares pursuant to the exercise of 66,729 warrants at an exercise price of $2.6677 per share for gross proceeds of $178,013.

During the three months ended June 30, 2021, we issued 628,571 common shares pursuant to the exercise of 628,571 warrants at a price of CDN $4.55 per share, for gross proceeds of CDN $2,859,998.

On May 18, 2021 we granted 173,650 incentive stock options to employees, all of which are exercisable at a price of CDN $19.26 per share. The incentive stock options have a term of five years, and 25% vest 4 months after the grant date, 25% vest one year after the grant date, 25% two years after the grant date and 25% three years after the grant date.

During the three months ended March 31, 2021, we issued 112,710 common shares pursuant to the exercise of 112,710 warrants at a price of $2.6677 per share, for gross proceeds of $300,676.

During the three months ended March 31, 2021, we issued 21,429 common shares pursuant to the exercise of 21,429 warrants at a price of CDN$3.50 per share, for gross proceeds of CDN $75,002.

During the three months ended March 31, 2021 we issued 120,001 common shares upon exercise of stock options at a weighted average exercise price of CDN $2.45 per share for gross proceeds of CDN $294,002.

During the three months ended March 31, 2021 we issued 5,357 common shares upon exercise of stock options at a weighted average exercise price of CDN $3.50 per share for gross proceeds of CDN $18,750.

During the three months ended March 31, 2021 we issued 9,821 common shares upon exercise of stock options at a weighted average exercise price of CDN $2.59 per share for gross proceeds of CDN $25,436.

During the three months ended March 31, 2021 we issued 8,929 common shares upon exercise of stock options at a weighted average exercise price of CDN $4.90 per share for gross proceeds of CDN $43,752.

During the three months ended December 31, 2020, we issued 321,535 common shares pursuant to the exercise of 321,535 warrants at a price of $2.6677 per share, for gross proceeds of $857,759.

During the three months ended December 31, 2020, we issued 15,232 common shares pursuant to the exercise of 15,232 warrants at a price of CDN $7.70 per share, for gross proceeds of CDN $117,286.

During the three months ended December 31, 2020, we issued 98,571 common shares pursuant to the exercise of 98,571 warrants at a price of CDN $3.50 per share, for gross proceeds of CDN $344,999.

During the three months ended December 31, 2020 we issued 269,643 common shares pursuant to the conversion of CAD $755,000 convertible debentures (issued on October 12, 2017) which were converted at a price of CAD $2.80 per share.

During the three months ended December 31, 2020 we issued 508,929 common shares pursuant to the conversion of CAD $1,425,000 convertible debentures (issued on September 25, 2017) which were converted at a price of CAD $2.80 per share.

During the three months ended December 31, 2020 we issued 417,582 common shares pursuant to the conversion of CAD $1,900,000 convertible debentures (issued on May 17, 2017) which were converted at a price of CAD $4.55 per share.

During the three months ended December 31, 2020 we issued 10,989 common shares pursuant to the conversion of a CAD $50,000 convertible debenture (issued on May 31, 2017) which was converted at a price of CAD $4.55 per share.

On December 29, 2020 we issued 1,429 common shares upon exercise of stock options at a weighted average exercise price of CDN $2.59 per share for gross proceeds of CDN $3,701.

On December 4, 2020 the Company granted an aggregate of 20,000 stock options, with 5,000 granted to each of the Company's four independent directors. The stock options have an exercise price of US$20.00 per share, a term of 5 years, and are exercisable at the end of every 3 months for a period of twelve months.

On November 19, 2020 the Company granted an aggregate of 300,000 stock options, with 100,000 granted to each of Greenpower’s three officers. The stock options have an exercise price of US$20.00 per share, a term of 5 years, and are exercisable 25% after four months, and 25% after the first, second and third year from the grant date.

On September 25, 2020, we issued 1,000 common shares pursuant to the exercise of 1,000 warrants at a price of CAD$7.70 per share, for gross proceeds of CAD $7,700.

On September 25, 2020, we issued 42,857 common shares pursuant to the conversion of a CAD $120,000 convertible debenture (issued on October 12, 2017) which was converted at a price of CAD $2.80 per share.

On September 24, 2020, we issued 23,419 common shares pursuant to the exercise of 23,419 warrants at a price of $2.6677 per share, for gross proceeds of $62,475.

On September 22, 2020, we issued 4,684 common shares pursuant to the exercise of 4,684 warrants at a price of $2.6677 per share, for gross proceeds of $12,496.

On September 18, 2020, we issued 1,881 common shares pursuant to the exercise of 1,881 warrants at a price of CAD$7.70 per share, for gross proceeds of CAD$14,484.

On September 17, 2020, we issued 89,286 common shares pursuant to the exercise of 89,286 warrants at a price of CAD$3.50 per share, for gross proceeds of CAD$312,501.

On September 17, 2020, we issued 10,912 common shares pursuant to the exercise of 10,912 warrants at a price of CAD$7.70 per share, for gross proceeds of CAD$84,022.

On September 11, 2020, we issued 107,142 common shares pursuant to the exercise of 107,142 warrants at a price of CAD$3.50 per share, for gross proceeds of CAD$374,997.

On September 10, 2020, we issued 952 common shares pursuant to the exercise of 952 warrants at a price of CAD$7.70 per share, for gross proceeds of CAD$7,334.

On September 9, 2020, we issued 1,429 common shares pursuant to the exercise of 1,428 warrants at a price of CAD$7.70 per share, for gross proceeds of CAD$11,003.

On September 9, 2020, we issued 10,612 common shares pursuant to the exercise of 10,612 warrants at a price of $2.6677 per share, for gross proceeds of $28,310.

On September 8, 2020, we issued 3,981 common shares pursuant to the exercise of 3,981 warrants at a price of $2.6677 per share, for gross proceeds of $10,620.

On September 3, 2020, we issued 35,714 common shares pursuant to the exercise of 35,714 warrants at a price of CAD$3.50 per share, for gross proceeds of CAD$125,000.

On September 3, 2020, we issued 1,428 common shares pursuant to the exercise of 1,428 warrants at a price of CAD$7.70 per share, for gross proceeds of CAD$10,996.

On September 2, 2020, we issued 18,738 common shares pursuant to the exercise of 18,738 warrants at a price of $2.6677 per share, for gross proceeds of $49,987.

On September 2, 2020, we issued 17,857 common shares pursuant to the exercise of 17,857 warrants at a price of CAD$3.50 per share, for gross proceeds of CAD$62,500.

On September 2, 2020, we issued 4,285 common shares pursuant to the exercise of 4,285 warrants at a price of CAD$7.70 per share, for gross proceeds of CAD$32,995.

On September 1, 2020, we issued 5,854 common shares pursuant to the exercise of 5,854 warrants at a price of $2.6677 per share, for gross proceeds of $15,617.

On September 1, 2020, we issued 14,285 common shares pursuant to the exercise of 14,285 warrants at a price of CAD$3.50 per share, for gross proceeds of CAD$50,000.

On September 1, 2020 we issued 1,860,000 common shares in our US IPO, and we issued 25,000 common shares in a concurrent private placement. Both the initial public offering and the concurrent private placement priced at $20.00 per share for gross proceeds of $37.7 million before underwriting discounts and other costs.

On August 31, 2020, we issued 223,214 common shares pursuant to the conversion of a CAD $625,000 convertible debenture (issued on October 12, 2017) which was converted at a price of CAD $2.80 per share.

On August 28, 2020, we issued 18,214 common shares pursuant to the conversion of a CAD$51,000 convertible debenture (issued on October 12, 2017) which was converted at a price of CAD$2.80 per share.

On August 28, 2020, we issued 2,857 common shares pursuant to the exercise of 2,857 warrants at a price of CAD $7.70 per share, for gross proceeds of CAD $21,999.

On August 28, 2020, we issued 22,857 common shares pursuant to the exercise of 22,857 warrants at a price of $2.6677 per share, for gross proceeds of $60,976.

On August 28, 2020, we issued 23,214 common shares pursuant to the exercise of 23,214 warrants at a price of $2.6677 per share, for gross proceeds of $61,929.

On August 26, 2020, we issued 7,143 common shares pursuant to the exercise of 7,143 warrants at a price of $2.6677 per share, for gross proceeds of $19,055.

On August 26, 2020, we issued 2,379 common shares pursuant to the exercise of 2,379 warrants at a price of CAD$7.70 per share, for gross proceeds of CAD$18,315.

On August 26, 2020, we issued 11,628 common shares pursuant to the exercise of 11,628 warrants at a price of $2.6677 per share, for gross proceeds of $31,019.

On August 26, 2020, we issued 18,735 common shares pursuant to the exercise of 18,735 warrants at a price of $2.6677 per share, for gross proceeds of $49,980.

On August 26, 2020, we issued 35,714 common shares pursuant to the exercise of 35,714 warrants at a price of $2.6677 per share, for gross proceeds of $95,275.

On August 26, 2020, we issued 7,143 common shares pursuant to the exercise of 7,143 warrants at a price of $2.6677 per share, for gross proceeds of $19,055.

On August 26, 2020, we issued 11,714 common shares pursuant to the exercise of 11,714 warrants at a price of $2.6677 per share, for gross proceeds of $31,250.

On August 26, 2020, we issued 98,214 common shares pursuant to the conversion of a CAD$275,000 convertible debenture (issued on October 12, 2017) which was converted at a price of CAD$2.80 per share.

On August 24, 2020, we issued 8,197 common shares pursuant to the exercise of 8,197 warrants at a price of $2.6677 per share, for gross proceeds of $21,866.

On August 21, 2020, we issued 3,571 common shares pursuant to the exercise of 3,571 warrants at a price of $2.6677 per share, for gross proceeds of $9,528.

On August 21, 2020, we issued 37,119 common shares pursuant to the exercise of 37,119 warrants at a price of $2.6677 per share, for gross proceeds of $99,024.

On August 20, 2020, we issued 35,129 common shares pursuant to the exercise of 35,129 warrants at a price of $2.6677 per share, for gross proceeds of $93,713.

On August 17, 2020, we issued 14,843 common shares pursuant to the exercise of 14,843 warrants at a price of $2.6677 per share, for gross proceeds of $39,596.

On August 14, 2020, we issued 5,855 common shares pursuant to the exercise of 5,855 warrants at a price of $2.6677 per share, for gross proceeds of $15,619.

On August 14, 2020, we issued 15,386 common shares pursuant to the exercise of 15,386 warrants at a price of $2.6677 per share, for gross proceeds of $41,044.

On August 14, 2020, we issued 223,214 common shares pursuant to the exercise of 223,214 warrants at a price of CAD $3.50 per share, for gross proceeds of $781,250.

On August 12, 2020, we issued 10,989 common shares pursuant to the conversion of a CAD$50,000 convertible debenture (issued on May 31, 2017) which was converted at a price of CAD$4.55 per share.

On August 12, 2020, we issued 15,000 common shares pursuant to the exercise of 2,143 warrants at a price of CAD$7.70 per share, for gross proceeds of $16,500.

On August 7, 2020, we issued 32,967 common shares pursuant to the conversion of a CAD$150,000 convertible debenture (issued on May 31, 2017) which was converted at a price of CAD$4.55 per share.

On August 7, 2020, we issued 53,690 common shares pursuant to the exercise of 53,690 warrants at a price of $2.6677 per share, for gross proceeds of $143,230.

On August 6, 2020, we issued 17,857 common shares pursuant to the conversion of a CAD$50,000 convertible debenture (issued on October 12, 2017) which was converted at a price of CAD$2.80 per share.

On August 6, 2020, we issued 42,857 common shares pursuant to the exercise of 42,857 warrants at a price of CAD$3.50 per share, for gross proceeds of CAD$150,000.

On August 5, 2020, we issued 35,129 common shares pursuant to the exercise of 35,129 warrants at a price of $2.6677 per share, for gross proceeds of $93,713.

On August 4, 2020, we issued 14,286 common shares pursuant to the exercise of 14,286 warrants at a price of $2.6677 per share, for gross proceeds of $38,110.

On July 30, 2020, we issued 7,143 common shares pursuant to the exercise of 7,143 warrants at a price of $2.6677 per share, for gross proceeds of $19,055.

On July 8, 2020, we issued 107,143 common shares pursuant to the exercise of 107,143 warrants at a price of CAD $3.50 per share, for gross proceeds of CAD $375,000.

On July 7, 2020 we issued 16,071 common shares pursuant to the conversion of a CAD $45,000 convertible debenture (issued on October 12, 2017) which was converted at a price of CAD $2.80 per share.

On July 3, 2020 we granted 51,429 incentive stock options to employees and 14,286 stock options to an Investor Relations consultant, all of which are exercisable at a price of CAD $4.90 per share. For the consultant, the stock options have a term of two years and vest 25% after each of 3 months, 6 months, 9 months and 12 months. For employees, the incentive stock options have a term of five years, and 25% vest 4 months after the grant date, 25% vest one year after the grant date, 25% two years after the grant date and 25% three years after the grant date.

On June 18, 2020 the Company issued 35,714 common shares pursuant to the conversion of a CAD$100,000 convertible debenture (issued on October 12, 2017) which was converted at a price of CAD $2.80 per share.

On March 4, 2020 we issued 28,571 common shares upon exercise of stock options at a weighted average exercise price of CDN $1.75 per share.

On January 30, 2020, we granted an aggregate of 344,286 incentive stock options including 108,572 incentive stock options to employees and consultants and 235,714 incentive stock options to directors and officers of our company, all of which remain subject to the approval of the TSX Venture Exchange. The stock options issued to employees, directors and officers are exercisable for a period of five years at a price of CDN $2.59 per share, and the stock options issued to the consultants are exercisable for a period of two years at a price of CDN $2.59 per share. For the employees, the stock options vest as to 25% four months after the grant date, 25% one year after the grant date, 25% two years after the grant date, and 25% three years after the grant date. For the directors, officers and consultants, the stock options vest as to 25% three months after the grant date, 25% six months after the grant date, 25% nine months after the grant date, and 25% one year after the grant date.

On September 25, 2019, 90,721 common shares were issued upon exercise of stock options at a weighted average exercise price of CDN $1.75 per share.

On July 19, 2019 we issued 35,714 common shares of our company. 17,857 of these common shares were issued pursuant to the conversion of CAD $50,000 of convertible debentures issued October 16, 2017 at a conversion price of CAD$2.80 per share, and 17,857 of these common shares were issued pursuant to the exercise of 17,857 warrants at CAD$2.80 per share.

On May 6 and 8, 2019, we completed private placements of an aggregate of 1,873,536 units of our securities at a price of $2.135 per unit for aggregate gross proceeds of $4,000,000. Each unit consisted of one common share of our company and one-half of one share purchase warrant, with each whole share purchase warrant entitling the holder to acquire one additional common share of our company at a price of $2.6677 per share for a period of four years.

At any time after the date which is one year after the issuance of share purchase warrants, if, for at least 10 consecutive trading days, our common shares have a closing price greater than CDN$1.20 per share, we may issue an acceleration notice to a holder of the share purchase warrants to accelerate the expiration date of such share purchase warrants. The share purchase warrants will terminate on the date that is 30 days from the date of the acceleration notice in the event that the holder has not exercised the share purchase warrants in accordance with the terms of the acceleration notice by such date.

On February 12, 2019, we granted an aggregate of 92,857 incentive stock options including 7,143 incentive stock options to employees and 85,714 incentive stock options to directors and officers of our company. The stock options are exercisable for a period of five years at a price of CDN $3.50. For the employees, the stock options vest as to 25% four months after the grant date, 25% one year after the grant date, 25% two years after the grant date, and 25% three years after the grant date. For the directors and officers, the stock options vest as to 25% four months after the grant date, 25% six months after the grant date, 25% nine months after the grant date, and 25% one year after the grant date.

On November 30, 2018, we granted 50,000 incentive stock options to the current Chief Financial Officer of our company. The stock options are exercisable for a period of five years at a price of CAD $3.01 per share and vest as to 25% four months after the grant date, 25% one year after the grant date, and 50% two years after the grant date.

Shareholder Rights Plan

On May 4, 2018, our shareholders approved a shareholder rights plan which we have not implemented yet. Management is currently evaluating whether to implement the shareholder rights plan.

Purpose of the Shareholder Rights Plan

The objectives of the shareholder rights plan are to ensure, to the extent possible, that all shareholders are treated equally and fairly in connection with any take-over bid or similar proposal to acquire common shares of our company.

Take-over bids may be structured in such a way as to be coercive or discriminatory in effect, or may be initiated at a time when it will be difficult for our board of directors to prepare an adequate response. Such offers may result in shareholders receiving unequal or unfair treatment, or not realizing the full or maximum value of their investment in our company.

The shareholder rights plan discourages the making of any such offers by creating the potential of significant dilution to any offeror who does so. This potential is created through the issuance to all shareholders of contingent rights to acquire additional common shares of our company at a significant discount to then prevailing market prices, which could, in certain circumstances, become exercisable by all shareholders other than an offeror and its associates, affiliates and joint actors.

An offeror can avoid that potential by making an offer that either: (i) qualifies as a "Permitted Bid" under the shareholder rights plan, and therefore meets certain specified conditions (including a minimum deposit period of 105 days) which aim to ensure that all shareholders are treated fairly and equally; or (ii) does not qualify as a "Permitted Bid" but is negotiated with our company and has been exempted by our board of directors from the application of the shareholder rights plan in light of the opportunity to bargain for agreed terms and conditions to the offer that are believed to be in the best interests of shareholders.

Notwithstanding that there have been recent amendments to the current Canadian securities legislation which include, inter alia, an increased minimum deposit period from 35 days to 105 days, our board of directors believes that the adoption of the shareholder rights plan remains in the best interests of our company and will ensure that all shareholders have an equal opportunity to participate in a change of control transaction.

Summary of the Shareholder Rights Plan

The following is a summary of the principal terms of our shareholder rights plan.

Issue of Rights

Subject to the implementation of our shareholder rights plan, one right will be issued by our company in respect of each common share of our company that was outstanding at the close of business on the date of the shareholder rights plan agreement. One right will also be issued for each additional common share of our company (or other voting share of our company) issued after the Record Time and prior to the earlier of the Separation Time (as defined below) and the time at which the rights expire and terminate.

The issuance of rights will not be dilutive and will not affect reported earnings or cash flow per share unless the rights separate from the underlying shares in connection with which they were issued and become exercisable or are exercised.

Separation Time / Ability to Exercise Rights

The rights are not exercisable, and are not separable from the common shares in connection with which they will be issued, until the "Separation Time", being the close of business on the date that is 10 business days after the public announcement of a person becoming an Acquiring Person (as defined below), the commencement of or first public announcement or disclosure of the intent of any person to make a take-over bid that does not qualify as a Permitted Bid (as defined below), the date on which a Permitted Bid ceases to qualify as a Permitted Bid, or such later time as our board of directors may determine.

Acquiring Person

A person will be considered to be an Acquiring Person for the purposes of the shareholder rights plan if they, together with their associates, affiliates and joint actors, acquire beneficial ownership (within the meaning of the shareholder rights plan) of over 20% or more of the outstanding voting shares of our company other than pursuant to a Permitted Bid or another type of transaction that is excepted under the shareholder rights plan.

In general terms, a person will not be considered to be an Acquiring Person for the purposes of the shareholder rights plan if it becomes the holder of 20% or more of the voting shares by reason of: (i) a reduction of the number of voting shares outstanding; (ii) an acquisition under a Permitted Bid (as defined below); (iii) an acquisition in respect of which our board of directors has waived the application of the shareholder rights plan; (iv) an acquisition under a dividend or interest reinvestment plan or a stock dividend or similar pro rata event; (v) an acquisition from treasury that does not result in an increase in the person's proportionate shareholdings; or (vi) the exercise of convertible securities that were themselves received by the person pursuant to such a transaction; provided, however, that any subsequent increase by 1% or more in the person's shareholdings (other than pursuant to an exempt transaction) will cause the person to be an Acquiring Person for the purposes of the shareholder rights plan.

Consequences of a Flip-in Event

A "Flip-in Event" refers to any transaction or event pursuant to which a person becomes an Acquiring Person. Following the occurrence of a Flip-in Event as to which our board of directors has not waived the application of the shareholder rights plan, each right held by:

1. an Acquiring Person (or any of its associates, affiliates or joint actors) on or after the earlier of the Separation Time or the first date of public announcement that an Acquiring Person has become such, will become null and void; and

2. any other shareholder shall entitle the holder thereof to purchase additional common shares from our company at a substantial discount to the prevailing market price at the time.

Permitted Bid Requirements

An offeror may make a take-over bid for our company without becoming an Acquiring Person (and therefore subject to the consequences of a Flip-in Event described above) if it makes a take-over bid (a "Permitted Bid") that meets certain requirements, including that the bid must be:

1. made pursuant to a formal take-over bid circular under applicable securities laws;

2. made to all registered holders of voting shares (other than the offeror); and

3. subject to irrevocable and unqualified provisions that:

(a) the bid will remain open for acceptance for at least 105 days from the date of the bid;

(b) the bid will be subject to a minimum tender condition of more than 50% of the voting shares held by independent shareholders;

(c) the bid will be extended for at least 10 business days if more than 50% of the voting shares held by independent shareholders are deposited to the bid (and the offeror shall make a public announcement of that fact); and

(d) any shares deposited can be withdrawn until taken up and paid for.

A competing take-over bid that is made while a Permitted Bid is outstanding and satisfies all of the criteria for Permitted Bid status, except that it may expire on the same date (which may be less than 105 days after such bid is commenced) as the Permitted Bid that is outstanding, will be considered to be a "Permitted Bid" for the purposes of the shareholder rights plan.

Certificates and Transferability

Before the Separation Time, the rights will be evidenced by a legend imprinted on share certificates issued after the effective date of the shareholder rights plan agreement. Although rights will also be attached to our common shares outstanding on the effective date, share certificates issued before the effective date will not (and need not) bear the legend. Our shareholders will not be required to return their certificates to be entitled to the benefits of the shareholder rights plan.

From and after the Separation Time, rights will be evidenced by separate certificates.

Before the Separation Time, rights will trade together with, and will not be transferable separately from, our common shares in connection with which they were issued. From and after the Separation Time, rights will be transferable separately from the common shares.

Waiver

A potential offeror for our company that does not wish to make a Permitted Bid can nevertheless negotiate with our board of directors to make a formal take-over bid on terms that our board of directors considers fair to all shareholders, in which case our board of directors may waive the application of the shareholder rights plan. Any waiver of the shareholder rights plan's application in respect of a particular take-over bid will constitute a waiver of the shareholder rights plan in respect of any other formal take-over bid made while the initial bid is outstanding.

Our board of directors may also waive the application of the shareholder rights plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered the Flip-in Event thereafter reduces its beneficial holdings below 20% of the outstanding voting shares of our company within 14 days or such other date as our board of directors may determine.

With shareholder approval, our board of directors may waive the application of the shareholder rights plan to any other Flip-in Event prior to its occurrence.

Redemption

Rights are deemed to be redeemed following completion of a Permitted Bid (including a competing Permitted Bid) or any other take-over bid in respect of which our board of directors has waived the shareholder rights plan's application.

With requisite approval, our board of directors may also, prior to the occurrence of a Flip-in Event, elect to redeem all (but not less than all) of the then outstanding rights at a nominal redemption price of $0.00001 per right.

Amendments

Amendments to the shareholder rights plan are subject to shareholder approval, unless to correct any clerical or typographical error or (subject to confirmation at the next meeting of shareholders) make amendments that are necessary to maintain the shareholder rights plan's validity as a result of changes in applicable legislation, rules or regulations. Any amendments will also be subject to any requisite approval of any stock exchange on which our common shares are then trading.

Articles

Incorporation

We are incorporated under the Business Corporations Act (British Columbia). Our British Columbia incorporation number is BC0877385.

Objects and Purposes of Our Company

Our articles do not contain a description of our objects and purposes.

Voting on Certain Proposal, Arrangement, Contract or Compensation by Directors

Our articles do not restrict directors' power to (a) vote on a proposal, arrangement or contract in which the directors are materially interested or (b) to vote compensation to themselves or any other members of their body in the absence of an independent quorum. Any such conflicts of interest will be subject to the procedures and remedies as provided under the Business Corporations Act (British Columbia).

Borrowing Powers of Directors

Our articles provide that we, if authorized by our directors, may from time to time on behalf of our company:

• borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

• issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of our company or any other person and at any discount or premium and on such other terms as they consider appropriate;

• guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

• mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future assets and undertaking of our company.

Qualifications of Directors

Under our articles, there is no mandatory retirement age for our directors and our directors are not required to own securities of our company in order to serve as directors.

Share Rights

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value.

Holders of our common shares are entitled to vote one vote for each share held at all meetings of our shareholders, to receive any dividend declared by our board of directors and, to receive the remaining property of our company upon dissolution. None of our common shares are subject to any call or assessment nor pre-emptive or conversion rights. There are no provisions attached to our common shares for redemption, purchase for cancellation, surrender or sinking or purchase funds.

Our preferred shares may include one or more series and, subject to the Business Corporations Act (British Columbia), the directors of our company may, by resolution, if none of the shares of any particular series are issued, alter articles of our company and authorize the alteration of the notice of articles of our company, as the case may be, to do one or more of the following:

• determine the maximum number of shares of that series that our company is authorized to issue, determine that there is no such maximum number, or alter any such determination;

• create an identifying name for the shares of that series, or alter any such identifying name; and

• attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

The holders of our preferred shares are entitled, on the liquidation or dissolution of our company, whether voluntary or involuntary, or on any other distribution of the assets of our company among shareholders of our company for the purpose of winding up its affairs, to receive, before any distribution is made to the holders of our common shares or any other shares of our company ranking junior to our preferred shares with respect to the repayment of capital on the liquidation or dissolution of our company, whether voluntary or involuntary, or on any other distribution of the assets of our company among shareholders of our company for the purpose of winding up its affairs, the amount paid up with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon, which for such purpose will be calculated as if such dividends were accruing on a day-to-day basis up to the date of such distribution, whether or not earned or declared, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to the holders of our preferred shares of the amounts so payable to them, they will not, as such, be entitled to share in any further distribution of the property or assets of our company, except as specifically provided in the special rights and restrictions attached to any particular series. All assets remaining after payment to the holders of our preferred shares as aforesaid will be distributed rateably among the holders of our common shares.

Except for such rights relating to the election of directors on a default in payment of dividends as may be attached to any series of the preferred shares by the directors, holders of our preferred shares are not entitled, as such, to receive notice of, or to attend or vote at, any general meeting of shareholders of our company

Meetings

Each director holds office until our next annual general meeting, or until his office is earlier vacated in accordance with our articles or with the provisions of the Business Corporations Act (British Columbia). A director appointed or elected to fill a vacancy on our board also holds office until our next annual general meeting.

Our articles provide that our annual meetings of shareholders must be held at such time in each calendar year and not more than 15 months after the last annual general meeting and at such place as our board of directors may from time to time determine. Our directors may, at any time, call a meeting of our shareholders.

The holders of not less than five percent of our issued shares that carry the right to vote at a meeting may requisition our directors to call a meeting of shareholders for the purposes stated in the requisition.

Under our articles, the quorum for the transaction of business at a meeting of our shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting. However, if there is only one shareholder entitled to vote at a meeting of shareholders, (a) the quorum is one person who is, or who represents by proxy, that shareholder, and (b) that shareholder, present in person or by proxy, may constitute the meeting.

Our articles state that in addition to those persons who are entitled to vote at a meeting of our shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for our company, the auditor of our company, any persons invited to be present at the meeting by our directors or by the chair of the meeting and any person entitled or required under the Business Corporations Act (British Columbia) or our articles to be present at the meeting.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act, there are no limitations specific to the rights of non-Canadians to hold or vote our common shares under the laws of Canada or British Columbia, or in our charter documents.

Change in Control

There are no provisions in our articles or in the Business Corporations Act (British Columbia) that would have the effect of delaying, deferring or preventing a change in control of our company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving our company or our subsidiaries. However, please see our shareholder rights plan described under -Share Capital - Shareholder Rights Plan".

Ownership Threshold

Our articles or the Business Corporations Act (British Columbia) do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. Securities legislation in Canada, however, requires that we disclose in our information circular for our annual general meeting, holders who beneficially own more than 10% of our issued and outstanding shares. Most state corporation statutes do not contain provisions governing the threshold above which shareholder ownership must be disclosed. However, we expect that the United States federal securities laws will require us to disclose, in our annual report on Form 20-F, holders who own 5% or more of our issued and outstanding shares.

Material Contracts

With the exception of the contracts listed below and contracts entered into in the ordinary course of business, we have not entered into any material contracts during the last two years:

On December 20, 2019 we signed an amendment and restatement to our Line of Credit Agreement with the Bank of Montreal, which amended the existing Letter of Agreement dated December 21, 2018 to increase the credit limit on the Line of Credit from $5,000,000 previously to up to $8,000,000 currently. The Line of Credit bears interest at the bank's US Base Rate (March 31, 2021 - 3.75%) plus 1.5%. The Line of Credit is secured by a general floating charge on the Corporation's assets and the assets of one of its subsidiaries, and one of the Company's subsidiaries has provided a corporate guarantee. Two directors of the Company have also provided personal guarantees for a total of $5,020,000. The Line of Credit contains customary business covenants such as maintenance of security, maintenance of corporate existence, and other covenants typical for a corporate operating line of credit, and the Line of Credit has one financial covenant, to maintain a current ratio greater than 1.2:1, which has been temporarily reduced to 1.0:1 for the quarter's ending March 31, 2020 and June 30, 2020. In addition, the availability of the credit limit over $5,000,000 is subject to margin requirements of a percentage of finished goods inventory and accounts receivable, and these margins are tested on a monthly basis.

On December 30, 2019 we issued a promissory note to FWP Acquisition Corp. for CDN $2,035,000, and two promissory notes to Koko Financial Services Ltd., for CDN$1,150,000 and for US$120,000. Both FWP Acquisition Corp. and Koko Financial Services Ltd. are beneficially owned by Fraser Atkinson. See "Related Party Transactions" for additional information.

On February 26, 2020 we entered into an amended employment agreement with Koko Financial Services Inc., a company that is beneficially owned by our CEO Fraser Atkinson, under which Koko Financial Services Inc. appointed Fraser Atkinson to act as the Chief Executive Officer of our company and all of our company's subsidiary companies. Under this agreement, we agreed to pay Koko Financial Services Inc. a base fee of $225,000 per annum (plus GST) payable monthly commencing January 1, 2020, and a retroactive payment of $57,500 (plus GST) in instalments to reflect the appointment of Fraser Atkinson to be our Chief Executive Officer on June 12, 2019.

On April 29, 2020 we issued a promissory note to East West Bank for $361,900 for funding received under the U.S. Small Business Administration's Paycheck Protection Program. The promissory note has a fixed rate of interest of 1.00% per annum, and a maturity date of April 29, 2022. Monthly payments of interest only commence seven months after the date of the promissory note and the principal plus interest accrued over the first six months of the promissory note will be due at maturity. On July 13, 2021 GreenPower received notice from the SBA that the principal and accrued interest on the PPP loan has been forgiven in its entirety.

On April 7, 2021, we entered into an employment agreement with Rick Eckert. Pursuant to this agreement, Mr. Eckert is employed as the Vice President of Operations for our company and agreed to fulfil any and all duties, roles and responsibilities relevant to this position as set out in the employment agreement. Pursuant to the employment agreement, we agreed to pay Mr.Eckert an annual base salary of $160,000 for the first 6 months, which is anticipated to increase to $175,000 based on performance. Mr. Eckert was granted 15,000 stock options on May 18, 2021 with an exercise price of CDN $19.62 per share and a term of 5 years. Mr. Eckert is eligible for stock option grants from GreenPower's stock option plan.

Exchange Controls

Our company is incorporated in and subject to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See "Taxation" below.

There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Canada Act (Canada) for a non-resident who proposes to acquire common shares of our company. The discussion is general only; it is not a substitute for independent legal advice from an investor's own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Canada Act (Canada) is a Canadian federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures. Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Canada Act (Canada). If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Canada Act (Canada), the Investment Canada Act (Canada) generally prohibits implementation of the investment unless, after review, the Minister of Industry, is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our company for the purposes of the Investment Canada Act (Canada) through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our company would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for "WTO Investors" that are controlled by persons who are resident in World Trade Organization ("WTO") member nations, a proposed investment would be reviewable where the value of the acquired assets is CDN$5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada's cultural heritage or national identity, where the value of the acquired assets is less than CDN$5 million.

For a proposed indirect acquisition that is not a so-called WTO transaction and that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment would be reviewable where (a) the value of the Canadian assets acquired in the transaction is CDN$50 million or more, or (b) the value of the Canadian assets is greater than 50% of the value of all of the assets acquired in the transaction and the value of the Canadian assets is CDN$5 million or more.

In the case of a direct acquisition by or from a WTO Investor, the threshold is significantly higher. The 2016 threshold was CDN$600 million, which threshold was increased to CDN$800 million in April 2017 for an intended period of two years. Starting January 1, 2019, and for subsequent years, the threshold level became adjusted annually based on growth in nominal gross domestic product in accordance with a formula set out in the Investment Canada Act (Canada) (i.e., the growth in the nominal gross domestic product at market prices multiplied by the threshold amount determined for the previous year). In keeping with this formula, in 2019, the review threshold was increased to CDN$1.045 billion. Other than the exception noted below, an indirect acquisition involving a WTO Investor is not reviewable under the Investment Canada Act (Canada).

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a "cultural business". The acquisition of a Canadian business that is a "cultural business" is subject to lower review thresholds under the Investment Canada Act (Canada) because of the perceived sensitivity of the cultural sector.

In 2009, amendments were enacted to the Investment Canada Act (Canada) concerning investments that may be considered injurious to national security. If the Industry Minister has reasonable grounds to believe that an investment by a non-Canadian "could be injurious to national security," the Industry Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Canada Act. To date, there is neither legislation nor guidelines published, or anticipated to be published, on the meaning of "injurious to national security." Discussions with government officials suggest that very few investment proposals will cause a review under these new sections.

Certain transactions, except those to which the national security provisions of the Investment Canada Act (Canada) may apply, relating to common shares of our company are exempt from the Investment Canada Act (Canada), including:

(a) acquisition of common shares of our company by a person in the ordinary course of that person's business as a trader or dealer in securities,

(b) acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Canada Act (Canada), and

(c) acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

Taxation

Certain Canadian Federal Income Tax Considerations for United States Residents

The following is a summary of certain Canadian federal income tax considerations generally applicable to the holding and disposition of our securities acquired by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm's length with us, and is not affiliated with us, (iii) holds our common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada and (v) is not a "registered non-resident insurer" or "authorized foreign bank" (each as defined in the Income Tax Act (Canada)), or other holder of special status, and (b) for the purposes of the Canada-U.S. Tax Convention (the "Tax Treaty"), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Tax Treaty. Holders who meet all the criteria in clauses (a) and (b) above are referred to herein as "U.S. Holders", and this summary only addresses such U.S. Holders.

This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, insurers or financial institutions, or other holders of special status or in special circumstances. Such holders, and all other holders who do not meet the criteria in clauses (a) and (b) above, should consult their own tax advisors.

This summary is based on the current provisions of the Income Tax Act (Canada), the regulations thereunder in force at the date hereof, the current provisions of the Tax Treaty, and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Income Tax Act (Canada) and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that such Proposed Amendments will be enacted in the form proposed. However, such Proposed Amendments might not be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ significantly from those discussed in this summary.

For the purposes of the Income Tax Act (Canada), all amounts relating to the acquisition, holding or disposition of our securities must generally be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange that is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder, and no representation with respect to the Canadian federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, all prospective purchasers (including U.S. Holders as defined above) should consult with their own tax advisors for advice with respect to their own particular circumstances.

Withholding Tax on Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on our common shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Tax Treaty, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Holder that beneficially owns such dividends and substantiates eligibility for the benefits of the Tax Treaty is generally 15% (unless the beneficial owner is a company that owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is generally reduced to 5%).

Dispositions

A U.S. Holder will not be subject to tax under the Income Tax Act (Canada) on a capital gain realized on a disposition or deemed disposition of a security, unless the security is "taxable Canadian property" to the U.S. Holder for purposes of the Income Tax Act (Canada) and the U.S. Holder is not entitled to relief under the Tax Treaty.

Generally, our common shares will not constitute "taxable Canadian property" to a U.S. Holder at a particular time unless, at any time during the 60 month period immediately preceding the disposition, more than 50% of the fair market value of such security was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) "Canadian resource properties" (as defined in the Income Tax Act (Canada)), (iii) "timber resource properties" (as defined in the Income Tax Act (Canada)), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain other circumstances set out in the Income Tax Act (Canada), common shares could also be deemed to be "taxable Canadian property".

If our common shares become listed on a "designated stock exchange" as defined in the Income Tax Act (Canada) and are so listed at the time of disposition, our common shares generally will not constitute "taxable Canadian property" of a U.S. Holder at that time unless, at any time during the 60 month period immediately preceding the disposition, the following two conditions are met: (i) the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length, partnerships in which the U.S. Holder or such non-arm's length person holds a membership interest (either directly or indirectly through one or more partnerships), or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of our company; and (ii) more than 50% of the fair market value of the shares of our company was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Income Tax Act (Canada)), timber resource properties (as defined in the Income Tax Act (Canada)) or options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain other circumstances set out in the Income Tax Act (Canada), common shares could also be deemed to be "taxable Canadian property".

U.S. Holders who may hold common shares as "taxable Canadian property" should consult their own tax advisors with respect to the application of Canadian capital gains taxation, any potential relief under the Tax Treaty, and special compliance procedures under the Income Tax Act (Canada), none of which is described in this summary.

Certain Material United States Federal Income Tax Considerations

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the acquisition, ownership and disposition of our common shares. This summary applies only to U.S. Holders that acquire our common shares pursuant to this prospectus and does not apply to any subsequent U.S. Holder of our common shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition, ownership and disposition of our common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. In addition, this summary does not address the U.S. federal alternative minimum, net investment income, U.S. federal estate and gift, U.S. Medicare contribution, U.S. state and local, or non-U.S. tax consequences of the acquisition, ownership or disposition of our common shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common shares.

No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of our common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, any position taken in this summary. In addition, because the authorities upon which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of This Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of our common shares that is for U.S. federal income tax purposes:

• an individual who is a citizen or resident of the U.S.;

• a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

• an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

• a trust that

a. is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions; or

b. has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Transactions Not Addressed

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of common shares pursuant to this prospectus (whether or not any such transactions are undertaken in connection with the purchase of common shares pursuant to this prospectus).

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the acquisition, ownership or disposition of our common shares by U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following: (a) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) broker-dealers, dealers, or traders in securities or currencies that elect to apply a "mark-to-market" accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that own our common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquire our common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold our securities other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) U.S. Holders that own directly, indirectly, or by attribution, 10% or more, by voting power, of our outstanding stock.

This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold our securities in connection with carrying on a business in Canada; (d) persons whose securities in our company constitute "taxable Canadian property" under the Income Tax Act (Canada); or (e) persons that have a permanent establishment in Canada for purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application and operation of any income tax treaties) relating to the acquisition, ownership or disposition of our common shares.

If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax consequences to such partnership and the partners (or other owners) of such partnership of the acquisition, ownership or disposition of our common shares generally will depend on the activities of the partnership and the status of such partners (or other owners). This summary does not address the U.S. federal income tax considerations for any such partner or partnership (or other "pass-through" entity or its owners). Owners of entities and arrangements that are classified as partnerships (or other "pass-through" entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of our common shares.

Acquisition of Our Securities
A U.S. Holder generally will not recognize gain or loss upon the acquisition of our common shares for cash pursuant to this prospectus. A U.S. Holder's holding period for such common shares will begin on the day after the acquisition.

Ownership and Disposition of Our Common Shares

Distributions on Our Common Shares

Subject to the "passive foreign investment company" ("PFIC") rules discussed below (see "Tax Consequences if Our Company is a PFIC"), a U.S. Holder that receives a distribution, including a constructive distribution, with respect to our common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of our company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of our company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in our common shares and thereafter as gain from the sale or exchange of such common shares (see "Sale or Other Taxable Disposition of Our Common Shares" below). However, we may not maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by our company with respect to our common shares will constitute a dividend. Dividends received on our common shares generally will not be eligible for the "dividends received deduction" available to U.S. corporate shareholders receiving dividends from U.S. corporations. If our company is eligible for the benefits of the Canada-U.S. Tax Convention or our common shares is readily tradable on an established securities market in the U.S., dividends paid by our company to non-corporate U.S. Holders generally will be eligible for the preferential tax rates applicable to long-term capital gains, provided certain holding period and other conditions are satisfied, including that our company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Our Common Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of our common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in the common shares sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the U.S. Holder's holding period for such security is more than one year. Preferential tax rates apply to long-term capital gains of non-corporate U.S. Holders. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

PFIC Status of Our Company

If our company is or becomes a PFIC, the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of our common shares. The U.S. federal income tax consequences of owning and disposing of our common shares if our company is or becomes a PFIC are described below under the heading "Tax Consequences if Our Company is a PFIC."

A non-U.S. corporation is a PFIC for each tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) (the "income test") or (ii) on average for such tax year, 50% or more (by value) of its assets either produces or is held for the production of passive income (the "asset test"). For purposes of the PFIC provisions, "gross income" generally includes sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and "passive income" generally includes dividends, interest, certain rents and royalties, and certain gains from commodities or securities transactions. In determining whether or not it is a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value). If certain conditions are met, a start-up non-U.S. corporation is not a PFIC in the first year that it has gross income, but could be a PFIC in one or more earlier years in which it has no gross income but satisfies the asset test.

Under certain attribution and indirect ownership rules, if our company is a PFIC, U.S. Holders will generally be deemed to own their proportionate shares of our company's direct or indirect equity interest in any company that is also a PFIC (a "Subsidiary PFIC").

Our company does not know if it currently is a PFIC or was a PFIC in a prior year and, based on current business plans and financial projections, does not know if it will be a PFIC in subsequent tax years. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually after the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. We might be determined to be a PFIC for the current tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning the status of our company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding the PFIC status of our company.

Tax Consequences if Our Company is a PFIC

If our company is a PFIC for any tax year during which a U.S. Holder owns our common shares, special rules may increase such U.S. Holder's U.S. federal income tax liability with respect to the ownership and disposition of such common shares. If our company meets the income test or the asset test for any tax year during which a U.S. Holder owns our common shares, our company will be treated as a PFIC with respect to such U.S. Holder for that tax year and for all subsequent tax years, regardless of whether our company meets the income test or the asset test for such subsequent tax years, unless the U.S. Holder elects to recognize any unrealized gain in such common shares or makes a timely and effective QEF Election or, if applicable, Mark-to-Market Election.

Under the default PFIC rules:

• any gain realized on the sale or other disposition (including dispositions and certain other events that would not otherwise be treated as taxable events) of our common shares (including an indirect disposition of the stock of any Subsidiary PFIC) and any "excess distribution" (defined as a distribution to the extent it, together with all other distributions received in the relevant tax year, exceeds 125% of the average annual distribution received during the preceding three years) received on our common shares or with respect to the stock of a Subsidiary PFIC will be allocated ratably to each day of such U.S. Holder's holding period for our common shares;

• the amount allocated to the current tax year and any year prior to the first year in which our company was a PFIC will be taxed as ordinary income in the current year;

• the amount allocated to each of the other tax years (the "Prior PFIC Years") will be subject to tax at the highest ordinary income tax rate in effect for the applicable class of taxpayer for that year;

• an interest charge will be imposed with respect to the resulting tax attributable to each Prior PFIC Year, which interest charge is not deductible by non-corporate U.S. Holders; and

• any loss realized on the disposition of our common shares generally will not be recognized.

A U.S. Holder that makes a timely and effective "mark-to-market" election under Section 1296 of the Code (a "Mark-to-Market Election") or a timely and effective election to treat our company and each Subsidiary PFIC as a "qualified electing fund" (a "QEF") under Section 1295 of the Code (a "QEF Election") may generally mitigate or avoid the PFIC consequences described above with respect to our common shares.

If a U.S. Holder makes a timely and effective QEF Election, the U.S. Holder must include currently in gross income each year its pro rata share of our company's ordinary income and net capital gains, regardless of whether such income and gains are actually distributed. Thus, a U.S. Holder could have a tax liability with respect to such ordinary income or gains without a corresponding receipt of cash from our company. If our company is a QEF with respect to a U.S. Holder, the U.S. Holder's basis in our common shares will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in our common shares and will not be taxed again as a distribution to a U.S. Holder. Taxable gains on the disposition of our common shares by a U.S. Holder that has made a timely and effective QEF Election are generally capital gains. A U.S. Holder must make a QEF Election for our company and each Subsidiary PFIC if it wishes to have this treatment. To make a QEF Election, a U.S. Holder will need to have an annual information statement from our company setting forth the ordinary income and net capital gains for the year. U.S. Holders should be aware that we might not satisfy the recordkeeping requirements that apply to a QEF or supply U.S. Holders with information such U.S. Holders require to report under the QEF rules in the event that our company is a PFIC for any tax year.

In general, a U.S. Holder must make a QEF Election on or before the due date for filing its income tax return for the first year to which the QEF Election applies. Under applicable Treasury Regulations, a U.S. Holder will be permitted to make retroactive elections in particular circumstances, including if it had a reasonable belief that our company was not a PFIC and filed a protective election. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs. Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective QEF Election for our company and any Subsidiary PFIC.
A Mark-to-Market Election may be made with respect to stock in a PFIC if such stock is "regularly traded" on a "qualified exchange or other market" (within the meaning of the Code and the applicable Treasury Regulations). A class of stock that is traded on one or more qualified exchanges or other markets is considered to be "regularly traded" for any calendar year during which such class of stock is traded in other than de minimis quantities on at least 15 days during each calendar quarter. If our common shares are considered to be "regularly traded" within this meaning, then a U.S. Holder generally will be eligible to make a Mark-to-Market Election with respect to such security but not with respect to a Subsidiary PFIC. Upon closing our common shares will be listed or posted for trading on a stock quotation system and therefore considered to be "regularly traded" for this purpose.

When these securities become "regularly traded," a U.S. Holder that makes a timely and effective Mark-to-Market Election with respect to such securities generally will be required to recognize as ordinary income in each tax year in which our company is a PFIC an amount equal to the excess, if any, of the fair market value of such stock as of the close of such taxable year over the U.S. Holder's adjusted tax basis in such stock as of the close of such taxable year. A U.S. Holder's adjusted tax basis in our securities generally will be increased by the amount of ordinary income recognized with respect to such stock. If the U.S. Holder's adjusted tax basis in our securities as of the close of a tax year exceeds the fair market value of such stock as of the close of such taxable year, the U.S. Holder generally will recognize an ordinary loss, but only to the extent of net mark-to-market income recognized with respect to such stock for all prior taxable years. A U.S. Holder's adjusted tax basis in our securities generally will be decreased by the amount of ordinary loss recognized with respect to such stock. Any gain recognized upon a disposition of our common shares or warrants generally will be treated as ordinary income, and any loss recognized upon a disposition generally will be treated as ordinary loss to the extent of the net mark-to-market income recognized for all prior taxable years. Any loss recognized in excess thereof will be taxed as a capital loss. Capital losses are subject to significant limitations under the Code. Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective Mark-to-Market Election with respect to our common shares.

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the ownership or disposition of our common shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of securities of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to our common shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Special rules apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution, including a constructive distribution, from a PFIC. Subject to such special rules, non-U.S. taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult its own tax advisor regarding their application to the U.S. Holder.

Receipt of Foreign Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the ownership, sale or other taxable disposition of our common shares, will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method with respect to foreign currency. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information Reporting; Backup Withholding

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of  "specified foreign financial assets" includes not only financial accounts maintained in non-U.S. financial institutions, but also, if held for investment and not in an account maintained by certain financial institutions, any stock or security issued by a non-U.S. person, any financial instrument or contract that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. A U.S. Holder may be subject to these reporting requirements unless such U.S. Holder's shares of our common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns on IRS Form 8938 for specified foreign financial assets, filing obligations relating to the PFIC rules including possible reporting on IRS Form 8621, and any other applicable reporting requirements.

Payments made within the U.S. or by a U.S. payor or U.S. middleman of  (a) distributions on our common shares, and (b) proceeds arising from the sale or other taxable disposition of our common shares generally will be subject to information reporting. In addition, backup withholding, currently at a rate of 24%, may apply to such payments if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number ("TIN") (generally on Form W-9), (b) furnishes an incorrect U.S. TIN, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. TIN and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. Certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules are allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments are exempt from dividend withholding tax or otherwise eligible for a reduced withholding rate.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

Certain Reporting Requirements

A U.S. Holder that acquires common shares generally will be required to file Form 926 with the IRS if (1) immediately after the acquisition such U.S. Holder, directly or indirectly, owns at least 10% of the common shares, or (2) the amount of cash transferred in exchange for common shares during the 12-month period ending on the date of the acquisition exceeds US$100,000. Significant penalties may apply for failing to satisfy these filing requirements. U.S. Holders are urged to contact their tax advisors regarding these filing requirements.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL U.S. TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP OR DISPOSITION OF OUR COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Dividends

There is no dividend restriction; however, we have not declared any dividends since our inception and do not anticipate that we will do so in the foreseeable future. We currently intend to retain future earnings, if any, to finance the development of our business. Any future payment of dividends or distributions will be determined by our board of directors on the basis of our earnings, financial requirements and other relevant factors.

There is no special procedure for non-resident holders to claim dividends. Any remittances of dividends to United States residents and to other non-residents are, however, subject to withholding tax. See "Taxation" above.

Subsidiary Information

GreenPower Motor Company Inc. is incorporated in the Province of British Columbia, Canada and has the following wholly-owned subsidiaries:

1. GP GreenPower Industries Inc. (incorporated in the Province of British Columbia, Canada)

2. GreenPower Motor Company, Inc. (incorporated in the State of Delaware, and registered to do business in the State of California)

3. 0939181 B.C. Ltd. (incorporated in the Province of British Columbia, Canada)

4. San Joaquin Valley Equipment Leasing Inc. (formerly, Utah Manganese, Inc.) (incorporated in the State of Utah and registered to do business in the State of California)

5. 0999314 B.C. Ltd. (incorporated in the Province of British Columbia, Canada)

6. Electric Vehicle Logistics Inc. (incorporated in the State of Nevada)

Material Changes

There have been no material changes to the affairs of our company since March 31, 2021 which have not previously been described in a report on Form 20-F or Form 6-K filed with the Securities and Exchange Commission and incorporated into this reoffer prospectus by reference.

Incorporation of Certain Information by Reference

The following documents filed with or furnished to the Securities and Exchange Commission by our company are incorporated into this reoffer prospectus by reference:

1. our annual report on Form 20-F filed on June 29, 2021, as amended on July 6, 2021;

2. our report on Form 6-K filed on April 22, 2021 relating to the annual general meeting;

3. our report on Form 6-K filed on May 20, 2021 relating to the voting results from the annual general meeting;

4. our report on Form 6-K filed on June 29, 2021 relating to the fiscal fourth quarter 2021 financial results;

5. our report on Form 6-K filed on July 23, 2021 relating to the filing preliminary base shelf prospectus and registration statement;

6. our report on Form 6-K filed on August 12, 2021 relating to the financial statements and management's discussion and analysis for the three months ended June 30, 2021 and 2020;

7. our report on Form 6-K filed on September 27, 2021 relating to the statement of executive compensation for the year ended March 31, 2021;

8. our report on Form 6-K filed on November 12, 2021 relating to the financial statements and management's discussion and analysis for the three and six months ended September 30, 2021 and 2020; and

9. the description of our common shares contained in our registration statement on Form 8-A filed on August 27, 2020, which refers to the description of our common shares contained in our registration statement on Form F-1 filed on August 19, 2020, as amended, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to the registration statement of which this reoffer prospectus forms a part have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference into this reoffer prospectus and to be part hereof from the date of filing of such documents. Any documents that we furnish to the Securities and Exchange Commission on Form 6-K will be incorporated by reference into this reoffer prospectus only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document incorporated by reference in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

Where You Can Find More Information

We will provide to each person, including any beneficial owner, to whom this reoffer prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this reoffer prospectus but not delivered with this reoffer prospectus. Requests for documents should be directed to GreenPower Motor Company Inc. Suite 240-209 Carrall Street, Vancouver, British Columbia, V6B 2J2, Canada, Attention: CFO, telephone number (604) 563-4144. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

We are subject to informational requirements of the Securities Exchange Act of 1934 as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the Securities and Exchange Commission reports, including annual reports on Form 20-F and reports on Form 6-K. As a foreign private issuer, we will be exempt from certain rules under the Securities Exchange Act of 1934 that impose disclosure requirements as well as procedural requirements for proxy solicitations under Section 14 of the Securities Exchange Act of 1934. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Securities Exchange Act of 1934. Moreover, we are not required to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as a company that files as a U.S. domestic issuer whose securities are registered under the Securities Exchange Act of 1934, nor are we generally required to comply with the Securities and Exchange Commission's Regulation FD, which restricts the selective disclosure of material non-public information. For as long as we are a "foreign private issuer" we are required to file annual reports on Form 20-F and we intend to furnish our quarterly updates on Form 6-K to the Securities and Exchange Commission for so long as we are subject to the reporting requirements of Section 13(g) or 15(d) of the Securities Exchange Act of 1934. However, the information we file or furnish is not the same as the information that is required in annual and quarterly reports on Form 10-K or Form 10-Q for U.S. domestic issuers. Accordingly, there may be less information publicly available concerning us than there is for a company that files as a U.S. domestic issuer.

The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

Our corporate website address is www.greenpowermotor.com. The information contained on, or that may be accessed through, our corporate website is not part of, and is not incorporated into, this reoffer prospectus.

We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933 with respect to the securities offered under this reoffer prospectus. This reoffer prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. This reoffer prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date of this reoffer prospectus.

1,235,360 Shares

GREENPOWER MOTOR COMPANY INC.

Common Shares
_________________________________

Reoffer Prospectus

_________________________________

November 30, 2021

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission by our company are incorporated into this registration statement by reference:

1. our annual report on Form 20-F filed on June 29, 2021, as amended on July 6, 2021;

2. our report on Form 6-K filed on April 22, 2021 relating to the annual general meeting;

3. our report on Form 6-K filed on May 20, 2021 relating to the voting results from the annual general meeting;

4. our report on Form 6-K filed on June 29, 2021 relating to the fiscal fourth quarter 2021 financial results;

5. our report on Form 6-K filed on July 23, 2021 relating to the filing preliminary base shelf prospectus and registration statement;

6. our report on Form 6-K filed on August 12, 2021 relating to the financial statements and management's discussion and analysis for the three months ended June 30, 2021 and 2020;

7. our report on Form 6-K filed on September 27, 2021 relating to the statement of executive compensation for the year ended March 31, 2021;

8. our report on Form 6-K filed on November 12, 2021 relating to the financial statements and management's discussion and analysis for the three and six months ended September 30, 2021 and 2020; and

9. the description of our common shares contained in our registration statement on Form 8-A filed on August 27, 2020, which refers to the description of our common shares contained in our registration statement on Form F-1 filed on August 19, 2020, as amended, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents. Any documents that we furnish to the Securities and Exchange Commission on Form 6-K will be incorporated by reference into this registration statement only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document incorporated by reference in this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert named in this registration statement as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with this registration statement) or counsel named in this registration statement as having given an opinion upon the validity of the securities being offered pursuant to this registration statement or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries.  Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Item 6. Indemnification of Directors and Officers.

Business Corporations Act (British Columbia)

Division 5 of Part 5 of the Business Corporations Act (British Columbia) provides that a corporation may (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and (b) after the final disposition of an eligible proceeding, pay the expenses (not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

An "eligible party" means an individual who (a) is or was a director or officer of the corporation, (b) is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the corporation, or (ii) at the request of the corporation, or (c) at the request of the corporation, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity. An "eligible proceeding" means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

A corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided the corporation first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, the eligible party will repay the amounts advanced.

A corporation must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply:

• if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the corporation was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

• if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

• if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation or the associated corporation, as the case may be;

• in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the corporation or by or on behalf of an associated corporation, the corporation must not (a) indemnify the eligible party in respect of the proceeding or (b) pay the expenses of the eligible party in respect of the proceeding.

A corporation may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation.

Articles

Our articles provide that our directors must cause our company to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act (British Columbia) and each director is deemed to have contracted with our company on this term.

Insurance Policy

We currently maintain a Public Corporation and Executive Liability Insurance Policy which is effective until October 4, 2022. The policy covers claims against our company and against any people who were, now are, or will be directors or officers of our company for claims against them, either jointly or severally, in their capacity as directors or officers of our company.

Item 7. Exemption from Registration Claimed.

An aggregate of 196,787 common shares of our company to be reoffered or resold pursuant to this registration statement have been issued under our 2016 Fixed Stock Option Plan and an aggregate of 7,679 common shares of our company to be reoffered or resold pursuant to this registration statement have been issued under our 2019 Rolling Stock Option Plan.

Of 196,787 common shares of our company issued under our 2016 Fixed Stock Option Plan, 120,001 common shares were issued to three directors and one executive officer who are non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in offshore transactions in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(a)(2) of the Securities Act of 1933; and 76,786 common shares were issued to one director and executive officer and to one executive officer who are U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing these common shares we relied on the registration exemption provided for in Section 4(a)(2) of the Securities Act of 1933.

The 7,679 common shares issued under our 2019 Rolling Stock Option Plan were issued to two U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing these common shares we relied on the registration exemption provided for in Section 4(a)(2) of the Securities Act of 1933.

Item 8. Exhibits.

Exhibit Number	Description

(4)	Instruments Defining the Rights of Security Holders, including Indentures

4.1	Notice of Articles (incorporated by reference from our registration statement on Form F-1, filed on February 4, 2020)

4.2	Articles (incorporated by reference from our registration statement on Form F-1, filed on February 4, 2020)

4.3*	2016 Fixed Stock Option Plan

4.4	2019 Rolling Stock Option Plan (incorporated by reference from our registration statement on Form F-1, filed on February 4, 2020)

(5)	Opinion regarding Legality

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

(23)	Consents of Experts and Counsel

23.1*	Consent of Crowe MacKay LLP

23.2*	Consent of Clark Wilson LLP (included in Exhibit 5.1)

*Filed herewith.

Item 9.              Undertakings.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on November 30, 2021.

GREENPOWER MOTOR COMPANY INC.

By:

/s/ Fraser Atkinson
Fraser Atkinson
Chief Executive Officer, Chairman and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Fraser Atkinson
Fraser Atkinson
Chief Executive Officer, Chairman and Director
(Principal Executive Officer)
Date: November 30, 2021

/s/ Michael Sieffert
Michael Sieffert
Chief Financial Officer and Secretary
(Principal Financial Officer and Principal
Accounting Officer)
Date: November 30, 2021

/s/ Mark Achtemichuk
Mark Achtemichuk
Director
Date: November 30, 2021

/s/ Malcolm Clay
Malcolm Clay
Director
Date: November 30, 2021

/s/ Cathy McLay
Cathy McLay
Director
Date: November 30, 2021

/s/ David Richardson
David Richardson
Director
Date: November 30, 2021

/s/ Brendan Riley
Brendan Riley
Authorized Representative in the United States and Director
Date: November 30, 2021